Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CARPENTER TECHNOLOGY CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement if other than registrant)

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Carpenter Technology Corporation

Proxy Statement and

2010 Annual Report to Stockholders

September 14, 2010

Letter to Stockholders Annual Meeting Invitation Notice of 2010 Annual Meeting And Proxy Statement 2010 Annual Report on Form 10-K

To Our Stockholders:

Fiscal year 2010 was a transition year for Carpenter Technology, both in terms of a return of end-market customer demand and leadership of the Company. Through all of these changes, Carpenter maintained its financial strength and is well positioned for future growth.

The fiscal year began during a low point of the recession and our business results improved sequentially in each quarter during the year. As volumes returned, margins began to increase. The first significant demand improvement was seen in the high value aerospace engine market. Energy market demand began to show a “pulse” in our second quarter with better balanced inventory levels for industrial gas turbines. This was soon followed by a significant increase in directional drilling rig activity through the remainder of the year, which drove excess inventory out of the supply chain for oil and gas exploration and improved demand pull through for our materials. Momentum in the business also increased during the year in our stainless business which primarily serves automotive, consumer and industrial applications. In several of our market segments, we improved our market position with key customers and expanded our customer base to gain share.

From an operational perspective, we are utilizing our expanded premium melt capacity as volume increases. This significant capital project provides Carpenter with a 40% increase in vacuum induction melt and remelting capacity and positions the Company to more fully participate in the most profitable and growth oriented parts of the business. The Company also made improvements against its key performance metrics of safety, quality, delivery and cost (SQDC). We saw a positive trend in our OSHA recordable accident rate, continued to invest in robust quality systems and further improved on-time delivery of products to our customers. Our focus on cost reduction allowed us to achieve a lower variable cost per ton within manufacturing and further drive down SG&A expense excluding pension impacts by 7% following a 10% reduction in fiscal year 2009. We continued to see positive momentum from our recent investments in Asia-Pacific, including the opening and AS9100 aerospace quality certification of our China distribution center.

We continued investing in Research and Development to enable a more robust new product pipeline and growth opportunities. Increasing design requirements among our customers for highly differentiated niche products favor Carpenter’s advanced metallurgical experience and capabilities. We launched the patent-pending PremoMetTM during the year. This new type of alloy, initially targeted for several applications within the heavy-duty engine market, is stronger, tougher, and has significantly improved fatigue resistance and strength-to-weight ratio compared to existing alloys used in these critical applications. We have developed new cutting blade market applications for our CTS alloys, which features enhanced edge retention, corrosion resistance and consistent surface finish at competitive costs. We also expanded our external collaboration efforts to position ourselves at the forefront of new technology and innovation. During the year, we announced the joint technology agreement with Manhattan Scientifics to develop and commercialize a new class of high strength metals with broad applications in our key markets. We see this as an important investment in the next generation of advanced alloys that will help us grow the strategic parts of our business. We are confident that our investment in R&D and increased marketing capability will ensure Carpenter will meet customer needs well into the future.

From a financial perspective, we generated positive free cash flow across fiscal years 2009 and 2010 despite a downturn that was about two times as severe as the previous downturn. This preserved our strong balance sheet and cash liquidity position, which was further augmented by the completion of a new three-year $200 million revolving credit facility. We also maintained our cash dividend through the downturn, which we believe is an important part of our investor value proposition.

We have never been more excited about the outlook for our business. First of all, I am pleased to be turning the leadership of the Company over to Bill Wulfsohn as Carpenter’s new President and Chief Executive Officer. Having previously served as a Carpenter Director for more than a year, Bill came into the position with a strong base of knowledge of the Company. His global leadership experience in the specialty materials market, along with his alignment with the Board on strategic goals, makes Bill especially qualified to lead Carpenter into the future.

This change in leadership coincides with encouraging expectations for improving demand in the markets we serve, and in particular our key aerospace and energy markets. Carpenter has established strategic initiatives to maximize our participation in the high-growth markets in which our products are used. The key focus of these initiatives is to increase revenues in excess of the general market growth rates and get the Company back to its previous peak financial performance and beyond. We are prepared to invest in additional capital projects or external growth initiatives as the needs or opportunities arise.

We believe we are poised for exciting growth as we emerge from the significant economic downturn. On behalf of management and the Board of Directors, I want to especially thank Carpenter’s employees for their dedication, flexibility and sacrifice during these periods that exhibited significant swings in production schedules. We also want to thank our customers for their support and our stockholders for their trust and continued belief in Carpenter as a solid investment opportunity.

Gregory A. Pratt
Chairman of the Board

Safe Harbor Statement

Please refer to the Safe Harbor Statement on page A-39 for information about factors which could cause future results to differ materially from forward-looking statements, expectations and assumptions expressed or implied in this letter to stockholders or elsewhere in this publication.

September 14, 2010

To Our Stockholders:

It is our pleasure to invite you to attend the 2010 Annual Meeting of Stockholders of Carpenter Technology Corporation, to be held at 11:00 a.m. on Monday, October 11, 2010. The meeting will be held at the Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania 19103.

Business scheduled for the Annual Meeting includes:

•	The election of four directors to three-year terms expiring in 2013;

•	Approval of the appointment of PricewaterhouseCoopers LLP as Carpenter’s independent registered public accounting firm to perform its integrated audit for fiscal year 2011.

Information concerning these matters is included in the enclosed Notice of Annual Meeting and Proxy Statement. Also, at the meeting, I will respond to questions concerning Carpenter’s operations.

If you plan to attend the meeting, please bring the admission ticket attached to your proxy card with you. If you are receiving this Proxy Statement by e-mail and wish to attend the meeting, you should print out the admission ticket attached to the e-mail. If your shares are held in the name of a broker, bank, or other nominee, and you wish to attend the meeting, you should obtain a letter from your broker, bank, or other nominee indicating that you are the beneficial owner of a stated number of shares of Carpenter stock as of the record date, August 13, 2010.

If you do not plan to attend the meeting, you may vote over the Internet, by telephone, or by returning your proxy card. To ensure proper representation of your shares at the meeting, please follow the voting instructions beginning on page 2 of the Proxy Statement. You may also mark your proxy card, then sign, date, and return it at your earliest convenience.

I look forward to seeing you at the meeting.

Sincerely,

William A. Wulfsohn
President and
Chief Executive Officer

i

(continued)

ii

Notice of Annual Meeting of Stockholders

on

October 11, 2010

CARPENTER TECHNOLOGY CORPORATION will hold its 2010 Annual Meeting of Stockholders at the Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania 19103 on Monday, October 11, 2010 at 11:00 a.m. We will vote on the following matters:

1.	The election of four directors to three-year terms expiring in 2013;

2.	Approval of the appointment of PricewaterhouseCoopers LLP, as Carpenter’s independent registered public accounting firm to perform its integrated audit for the fiscal year ending June 30, 2011; and

3.	Any other business that is properly presented at the meeting.

Only stockholders who were record owners of shares of common stock at the close of business on August 13, 2010, may vote at the meeting. A list of those stockholders will be available at the meeting and also during the ten days before the meeting at the office of the Corporate Secretary, 2 Meridian Boulevard, 3rd Floor, Wyomissing, Pennsylvania 19610.

Regardless of the number of shares that you own, it is important that your shares be represented at the meeting. You are encouraged to take advantage of the easy and cost-effective Internet and telephone voting that Carpenter offers. Please see page 2 of the Proxy Statement for Internet and telephone voting instructions. You may also vote by completing and signing the proxy card and returning it in the enclosed postage pre-paid envelope as soon as possible.

You are cordially invited to attend the meeting. If you plan to attend the meeting, please use the admission ticket attached to your proxy card or included in the e-mail by which you received this Proxy Statement or the letter you obtained from your broker. Upon presentation of proper identification, you may attend the meeting without an admission ticket.

By Order of the Board of Directors,

Wendy K. Pulaski
Assistant Secretary

iii

September 14, 2010

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 11, 2010

This Proxy Statement is furnished in connection with the solicitation of proxies for the Annual Meeting of Stockholders of Carpenter Technology Corporation, on October 11, 2010 (the “Annual Meeting”), and any postponements or adjournments. The meeting will be held at the Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania 19103 at 11:00 a.m. Selected information from Carpenter’s 2010 Annual Report on Form 10-K, including financial statements, is being delivered along with this Proxy Statement, but is not incorporated as part of the Proxy Statement and is not to be considered part of the proxy solicitation material. Carpenter Technology Corporation is referred to in this Proxy Statement as “Carpenter” or the “Company.”

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders are being sent to stockholders on or about September 14, 2010.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

This Proxy Statement and our Annual Report to Stockholders for the fiscal year ended June 30, 2010 are available electronically at: http://www.proxyvote.com.

GENERAL INFORMATION

Why Proxies are Solicited

Carpenter’s Board of Directors is soliciting proxies so that every stockholder will have an opportunity to vote during the Annual Meeting, whether or not the stockholder attends the Annual Meeting in person. You are being asked to vote on two proposals:

•	The election of four directors to three-year terms, which will expire in 2013; and

•	Approval of the appointment of PricewaterhouseCoopers LLP as Carpenter’s independent registered public accounting firm to perform its integrated audit for fiscal year 2011.

Cost of Solicitation

Carpenter will pay the cost of preparing, assembling, and delivering the Notice of Annual Meeting, Proxy Statement and proxy card. Directors, officers, and regular employees of Carpenter may solicit proxies in person or by telephone without additional compensation. Carpenter will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of Carpenter common stock.

Who Can Vote

Stockholders who were record owners of Carpenter common stock at the close of business on August 13, 2010, which is the record date for the Annual Meeting, may vote at the Annual Meeting. On August 13, 2010, there were 43,965,653 shares of Carpenter common stock issued and outstanding and entitled to vote. Each share of common stock is entitled to one vote.

Each participant in the Savings Plan of Carpenter Technology Corporation (“Savings Plan”) may direct The Vanguard Group, Inc. (“Vanguard”), as trustee of the Savings Plan, how to vote the shares credited to the participant’s account. Vanguard will vote the shares as directed and will treat any such directions it receives as confidential. Vanguard will vote any blank proxies or any shares for which no direction is received in the same proportion or manner as the directed shares. If no direction is received from any participant, the shares will be voted as recommended by the Board of Directors. Directions must be received by Vanguard no later than Wednesday, October  6, 2010.

How to Vote

You may vote in one of four ways:

Vote Over the Internet

•

If your shares are held in the name of a broker, bank, or other nominee: Vote your Carpenter shares over the Internet by accessing the website address given on the proxy card you received from such broker, bank, or other nominee. You will need the control number that appears on your proxy card when you access the web page.

•

If your shares are registered in your name: Vote your Carpenter shares over the Internet by accessing the website www.proxyvote.com and following the on-screen instructions. You will need the control number that appears on your proxy card when you access the web page.

Vote by Telephone (Touch-Tone Phone Only)

•

If your shares are held in the name of a broker, bank, or other nominee: Vote your Carpenter shares over the telephone by following the telephone voting instructions, if any, provided on the proxy card you received from such broker, bank, or other nominee.

•

If your shares are registered in your name: Vote your Carpenter shares over the telephone by accessing the telephone voting system toll-free at 1-800-690-6903 and following the telephone voting instructions. The telephone instructions will lead you through the voting process. You will need the control number that appears on your proxy card when you call.

Based on your Internet and telephone voting, the proxy holders will vote your shares according to your directions.

Vote by Returning Your Proxy Card

You may vote by signing and returning your proxy card. The proxy holders will vote your shares according to your directions. If you sign and return your proxy card without specifying choices, your shares will be voted as recommended by the Board of Directors. If you wish to give a proxy to someone other than those designated on the proxy card, you may do so by crossing out the names of the designated proxies and inserting the name of another person. The person representing you should then present your signed proxy card at the meeting.

Vote by Ballot at the Meeting

You also may attend the Annual Meeting and vote by a ballot that you will receive at the meeting. Your admission ticket to the Annual Meeting is attached to your proxy card or in the e-mail by which you received this Proxy Statement.

If You Change Your Mind After Voting

You can revoke your proxy at any time before it is voted. Proxies are voted at the Annual Meeting. You can write to the Corporate Secretary, P.O. Box 14662, Reading, PA 19612-4662, stating that you wish to revoke your proxy and that you need another proxy card. More simply, you can vote again, either over the Internet or by telephone. Your last vote is the vote that will be counted. If you attend the Annual Meeting, you may vote by ballot, which will cancel your previous proxy vote.

Quorum and Required Vote

Holders of a majority of the outstanding shares entitled to vote must attend or be represented by proxy at the Annual Meeting to constitute a quorum so that business may be conducted. Carpenter’s By-Laws and Delaware law govern the vote needed to approve the proposals. Assuming the presence of a quorum, directors are elected by a plurality of the total votes cast, and the affirmative vote of a majority of the votes cast is required to approve the appointment of the independent registered public accounting firm.

Abstentions as to any matter, and votes withheld for directors, are counted in determining the presence of a quorum, but are not included in the vote count for that matter, and will have no impact on the outcome of the approval of those matters. In the absence of instruction from broker clients who are the beneficial owners, brokers who hold shares in street name for clients have discretionary authority to vote on certain routine matters. Because brokers will have discretionary authority to elect directors and approve the appointment of PricewaterhouseCoopers LLP, we do not believe there will be any broker non-votes at the meeting.

Stockholder Nominations to the Board of Directors

As described in its charter, the Corporate Governance Committee of the Board of Directors performs the functions of a nominating committee and is responsible for identifying and recommending qualified persons to become members of the Board of Directors. The nominees for election to the Board of Directors listed in this Proxy Statement were nominated and recommended by the Corporate Governance Committee.

The Corporate Governance Committee will consider sound and meritorious nomination suggestions from stockholders and will review those nominations under the same criteria as other candidates identified by the Corporate Governance Committee. Our Corporate Governance Guidelines provide that candidates are considered for nomination to the Board of Directors based upon various criteria, including their general training and experience in business, science, engineering, finance or administration, and their personal integrity and judgment. In evaluating candidates to recommend to the Board of Directors, the Corporate Governance Committee considers whether a candidate enhances the diversity of the Board. Such diversity includes the professional background and capabilities, knowledge of specific industries and geographic experience. In Carpenter’s view, the foremost responsibility of a Carpenter director is to represent the interests of stockholders as a whole. To accomplish this, Carpenter believes that directors must have time available to devote to board activities. Accordingly, Carpenter seeks to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to Carpenter. Recent developments in corporate governance and financial reporting have resulted in an increased demand for highly qualified and productive public company directors. Carpenter believes that there should be a majority of independent directors on its board, and it is Carpenter’s policy to avoid the nomination of outside professionals, including lawyers, investment bankers, or accountants, whose firms provide services to Carpenter.

Under Carpenter’s By-Laws, in order to nominate a person for election at the 2011 Annual Meeting of Stockholders, you must provide written notice of your proposed nomination to the Corporate Secretary at Carpenter’s headquarters, P.O. Box 14662, Reading, PA 19612-4662, between July 13, 2011 and August 12, 2011. Your notice to the Corporate Secretary should contain your name, address, and number of shares of Carpenter stock you own, in addition to the following information:

•	For each person you propose to nominate for election as a director, specify:

(i)	name, age, business address, and residence address;

(ii)	principal occupation or employment;

(iii)	number of shares of Carpenter stock beneficially owned by the person; and

(iv)	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Schedule 14A under the Securities and Exchange Commission’s proxy rules.

•	A signed statement from the person recommended for nomination indicating that he or she consents to be considered as a nominee and will serve as a director if elected.

Carpenter may require any proposed nominee to furnish other information reasonably necessary to determine the person’s eligibility to serve as a director. Only individuals nominated in accordance with Carpenter’s By-Laws and applicable Delaware law are eligible for election as a director.

2011 Stockholder Proposals

If you wish to include a proposal in the Proxy Statement for the 2011 Annual Meeting of Stockholders, your written proposal must be received by Carpenter no later than May 21, 2011. The proposal should be mailed by certified mail, return receipt requested, and must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), the laws of the State of Delaware, and Carpenter’s By-Laws. Stockholder proposals may be mailed to the Corporate Secretary, Carpenter Technology Corporation, P.O. Box 14662, Reading, PA 19612-4662.

Under Carpenter’s By-Laws, stockholder proposals that are not included in the proxy materials may be presented at the 2011 Annual Meeting of Stockholders only if they meet the above requirements and the Corporate Secretary is notified in writing of the proposals between July 13, 2011 and August 12, 2011. For each matter that you wish to bring before the meeting, provide the following information:

(i)	a brief description of the matter and the reason for bringing it to the meeting;

(ii)	your name and record address;

(iii)	the number of shares of Carpenter stock that you own; and

(iv)	any material interest (such as financial or personal interest) that you have in the matter.

SECURITY OWNERSHIP OF CERTAIN PERSONS

Principal Beneficial Owners

Listed below are the only individuals and entities known by Carpenter to own more than 5% of the outstanding common stock of the Company as of the record date of August 13, 2010 (assuming that their holdings have not changed from such other date as may be shown below):

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(1)

Fidelity Management & Research Company Boston, MA	5,364,253	(2)	12.20%

T. Rowe Price Associates, Inc. Baltimore, MD	2,497,410	(3)	5.68%

(1)	The percentages are calculated on the basis of shares of common stock outstanding as of August 13, 2010.
(2)	This information was based upon the Fidelity Management (“Fidelity”) Section 13 filing reflecting shares owned as of June 30, 2010. Fidelity is an investment advisor registered under the Investment Advisors Act of 1940, as amended. It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts. In its role as investment advisor and investment manager, Fidelity possesses sole voting power and investment power over all of these shares of Carpenter stock. The investment companies and investment vehicles own all these shares of Carpenter stock. Fidelity disclaims beneficial ownership of these shares.
(3)	This information was based upon the T. Rowe Price Associates, Inc. (“T. Rowe Price”) Section 13 filing reflecting shares owned as of June 30, 2010. T. Rowe Price is an investment advisor registered under the Investment Advisors Act of 1940, as amended. It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts. In its role as investment advisor and investment manager, T. Rowe Price possesses sole voting power and investment power over all of these shares of Carpenter stock. The investment companies and investment vehicles own all these shares of Carpenter stock. T. Rowe Price disclaims beneficial ownership of these shares.

DIRECTORS, NOMINEES AND MANAGEMENT

The following table shows the ownership of Carpenter common stock as of August 13, 2010, by each director or nominee, by any person acting as Carpenter’s Chief Executive Officer during fiscal year 2010, any person acting as Carpenter’s Chief Financial Officer during fiscal year 2010, the other executive officers during fiscal year 2010 who are considered to be named executive officers under applicable SEC regulations (collectively, the “Named Executive Officers”); and Carpenter’s directors and executive officers as a group. Except as noted below, the directors and executive officers have sole voting and investment power over their respective shares of common stock.

Name	Number of Shares Beneficially Owned(1)		Employee Restricted Stock Units(2)	Director Stock Units(3)	Shares and Units Beneficially Owned(1)		Percentage of Outstanding Shares(4)(5)

Anderson, Jr., C. G.	59,032	(6)	0	24,336	83,368	(6)	0.1%
Anderson, P. M.	18,072		0	8,530	26,602		0.0%
Inglis, I. M.	30,572	(6)	0	14,523	45,095	(6)	0.1%
McMaster, R. R.	18,172		0	8,530	26,702		0.0%
Pratt, G. A.	18,172		58,450	21,558	98,180		0.0%
Stephans, P. N.	128,364	(6)(7)	0	14,523	142,887	(6)(7)	0.3%
Turner, K. C.	28,910		0	25,352	54,262		0.1%
Wadsworth, J.	22,172		0	10,028	32,200		0.1%
Ward, Jr., S. M.	27,029	(6)	0	24,413	51,442	(6)	0.1%
Wulfsohn, W. A.	6,358		137,313	6,534	150,205		0.0%
Hanley, T. K.	3,983		0	n/a	3,983		0.0%
Ralph, K. D.	39,967		57,176	n/a	97,143		0.1%
Shor, M. L.	73,664	(8)	39,853	n/a	113,517	(8)	0.2%
Stevens, A. L.	24,188		0	n/a	24,188		0.1%

All directors and executive officers as a group (14 persons)	498,655	(6)(7)(8)	292,792	158,327	949,774	(6)(7)(8)	1.1%

(1)	The amounts include the following shares of common stock that the individuals have the right to acquire by exercising outstanding stock options within 60 days after August 13, 2010:

C. G. Anderson, Jr.	29,972	P. N. Stephans	17,972	W. A. Wulfsohn	6,358
P. M. Anderson	17,972	A. L. Stevens	0	T. K. Hanley	0
I. M. Inglis	29,972	K. C. Turner	23,972	K. D. Ralph	20,384
R. R. McMaster	17,972	J. Wadsworth	21,972	M. L. Shor	27,475
G. A. Pratt	17,972	S. M. Ward, Jr.	21,972

All directors and executive officers as a group (14 persons) 253,965

(2)

These stock units convert to an equivalent number of shares of common stock when they become vested as per the terms of the relative Agreement(s) and the plan. The stock unit values are equivalent to Carpenter’s common stock values, but the units have no voting rights.

(3)

These stock units convert to an equivalent number of shares of common stock upon the director’s retirement or termination of service as allowed under the plan. The stock unit values are equivalent to Carpenter’s common stock values, but the units have no voting rights.

(4)	Ownership is rounded to the nearest 0.1% and is less than 0.1% except where stated.
(5)

The percentages are calculated on the basis of the number of shares of common stock outstanding plus the number of shares of common stock that would be outstanding if the individual’s options were exercised, but does not include any shares issuable upon the conversion of stock units.

(6)	Voting and investment power is shared with respect to the following shares of common stock:

C. G. Anderson, Jr.	29,060
I. M. Inglis	400
P. N. Stephans	38,296
S. M. Ward, Jr.	5,732

(7)	The amounts include the following shares held in trusts in the name of family members:

Joan R. Stephans Revocable Trust	38,296
Elizabeth L. Stephans 1989 Trust	7,400
Katherine R. Stephans 1989 Trust	7,400

(8)	The amounts include the following shares of common stock held in the Savings Plan:

M. L. Shor	786
All executive officers as a group	786

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Carpenter’s Board of Directors consists of ten directors serving in three classes. Each class of directors serves for a period of three years. The term of office of one class of directors expires each year at the Annual Meeting.

I. Martin Inglis, Peter N. Stephans, Kathryn C. Turner and Stephen M. Ward, Jr. have been nominated for election at the 2010 Annual Meeting of Stockholders. If elected, their terms will expire at the 2013 Annual Meeting. The biographical summaries and summary of qualifications of the nominees and the remaining six directors whose terms are continuing appear below. Unless otherwise directed by the stockholders, the shares represented by the proxies will be voted for the four nominees. Each nominee has consented to being nominated as a director and is expected to serve as a director if elected.

The Board of Directors recommends that you vote FOR the election of Messrs. Inglis, Stephans and Ward and Ms. Turner.

Nominees—Terms to Expire 2013

I. MARTIN INGLIS, age 59, has been a director of Carpenter since 2003 and is the Chair of the Audit/Finance Committee. Mr. Inglis is Executive Vice President and Chief Financial Officer of Battelle, a $6.5 billion Research and Development enterprise headquartered in Columbus, Ohio. Previously, he had retired as Group Vice President, Business Strategy for Ford Motor Company. He joined Ford of Europe in London in 1971 and held various finance and operations positions in international and domestic markets during his career at Ford, where he was named head, Global Products and Business Strategy and elected a corporate Vice President in 1996; President, Ford South America in 1999; head, Ford North America in 2000; Chief Financial Officer in 2001; and Group Vice President, Business Strategy in 2002. Mr. Inglis also serves on the Advisory Board of three venture funds (Fletcher Spaght, Reservoir Ventures, and Battelle Ventures) and is the Audit Chairman of the Alliance for Sustainable Energy LLC, Brookhaven Science Associates LLC, and Battelle Energy Associates LLC. Mr. Inglis is active in local charities and serves as the Chairman of the Columbus Symphony Orchestra. He holds a bachelor’s degree in business economics from Strathclyde University, Glasgow, Scotland.

The Board believes that Mr. Inglis’ qualifications include, among other things, his extensive financial expertise and background as a Chief Financial Officer in both the public and private sectors. Additionally, Mr. Inglis’ substantial operational and labor relations experience, and broad international knowledge enable him to provide valuable perspective to support Carpenter’s growth strategies.

PETER N. STEPHANS, age 67, has been a director of Carpenter since 2003 and is a member of the Audit/Finance and Operations Committees. Mr. Stephans is Chairman and Chief Executive Officer of Trigon Holding, Inc., parent company for its subsidiary that manufactures forged and machined components for aerospace and medical applications, and its subsidiary that designs, develops and markets orthopedic implants. Prior to Trigon, Mr. Stephans served as President and Chief Operating Officer of Dynamet Incorporated, a privately-held titanium processor that Carpenter purchased in 1997. At Dynamet, he was appointed Vice President and Technical Director in October 1972 and Executive Vice President in October 1982. He began his career at IBM Corporation, ultimately serving as Manufacturing Manager for one of the company’s divisions in New York. Mr. Stephans holds a bachelor’s and master’s degree in electrical engineering from the South Dakota School of Mines and Technology.

The Board believes that Mr. Stephans’ qualifications include, among other things, his leadership and extensive operational and international management experience. As a former President of Dynamet, Inc. (a subsidiary of Carpenter), Mr. Stephans has valuable institutional knowledge of Carpenter’s titanium operations. He also has deep experience in the medical and aerospace components markets (primary markets of focus for Carpenter) as the Chairman and Chief Executive Officer of Trigon.

KATHRYN C. TURNER, age 63, has been a director of Carpenter since 1994, and is Chair of the Corporate Governance Committee and a member of the Human Resources Committee. Ms. Turner is Chairperson, Chief Executive Officer and President of Standard Technology, Inc. Ms. Turner founded Standard Technology, Inc., a management and technology solutions firm with a focus in the healthcare sector in 1985. Standard Technology, Inc. is headquartered in Bethesda, Maryland. Ms. Turner also serves on the Board of Directors of Conoco Phillips, a public company listed on the NYSE, the National Capital Area Chapter of the National Association of Corporate Directors (NACD) and she has served as a director for the Urban League (Northern Virginia Chapter), National Capital Area Boy Scouts and the Children’s Hospice International. In 1994, she received a Presidential appointment to serve on the President’s Export Council, after serving a one-year term on the ExIm Bank Advisory Committee. In 1993, she was appointed to the Commission on the Future of Worker-Management Relations, a joint commission of the Departments of Labor and Commerce, established by President Clinton. In 1992, she was the first woman appointed by Secretary Cheney to the Defense Policy Advisory Committee on Trade (DPACT). Ms. Turner is the 1998 Black Engineer Entrepreneur of the Year, a 1994 recipient of the Northern Virginia Urban League’s Shining Star Award, and a 1994 recipient of the National Association of Black Telecommunications Professionals, Inc.’s Granville T. Woods Award.

The Board believes that Ms. Turner’s qualifications include, among other things, her expansive board leadership expertise and Chief Executive Officer experience which enables Ms. Turner to provide a wide range of perspectives on governance and management issues. Ms. Turner’s knowledge of the defense aerospace industry, one of Carpenter’s markets, renders her well-suited for addressing strategy matters.

STEPHEN M. WARD, JR., age 55, has been a director of Carpenter since 2001, and is Chair of the Human Resources Committee and a member of the Corporate Governance Committee. Mr. Ward is the retired President and Chief Executive Officer of Lenovo Corporation, the international PC company formed by the acquisition of IBM’s PC business by Lenovo of China. Prior to joining Lenovo, he was senior vice president and general manager of IBM’s Personal Systems Group, responsible for the Personal Computing Division, the Retail Store Solutions Division and the Printing Systems Division. In his 26-year career with IBM, Mr. Ward also served as IBM’s chief information officer and Vice President, Business Transformation, directing business process and information technology investments. Mr. Ward was also general manager of IBM’s Global Industrial Sector, responsible for the marketing, sales, and service of IBM e-business solutions. In the mid-1990’s, he served as Vice President, Information Technology and was later named General Manager, IBM ThinkPad, in the IBM Personal Computer Company. He first joined IBM in Tucson, Arizona as an engineer in the Storage Products Division. He held various management positions in manufacturing, production control and project development for disk drive, tape and optical storage projects and software development, and was also an assistant to the IBM chairman at company headquarters in Armonk, New York. He holds a B.S. degree in mechanical engineering from California Polytechnic State University at San Luis Obispo. Mr. Ward is also a co-founder and member of the Board of Directors of e2open, a maker of enterprise software, where he serves as Chair of the Governance and Audit Committees, and co-founder, board member, Chair of the Compensation Committee and member of the Executive Committee of C3, a company that develops and sells software to manage energy and monitor, mitigate and monetize Carbon Dioxide and Green House Gasses. In addition, until its sale in 2009, Mr. Ward was an investor and Board member of E-Ink Corporation, a maker of electronic paper displays.

The Board believes that Mr. Ward’s qualifications include, among other things, his broad executive experience and focus on innovation which enable him to share with the Board valuable perspectives on a variety of issues relating to management, strategic planning, tactical capital investments, and international growth.

Incumbent Directors to Continue in Office

These are the other directors whose terms continue after the Annual Meeting, as indicated:

Terms to Expire 2011

ROBERT R. McMASTER, age 62, has been a director of Carpenter since 2007 and is a member of Carpenter’s Audit/Finance Committee. Mr. McMaster held various positions at KPMG from May 1970 to June 1997, including Ohio Valley Area Managing Partner. He served from 1992 to 1997 as a member of KPMG’s Management Committee. From June 1997 to February 2005, Mr. McMaster was chairman and chief executive officer of Westward Communications, and president and chief executive officer of its successor company, ASP Westward Holdings, publishers of community newspapers in Texas, Arkansas, and Colorado. He is also a director of Sally Beauty Holdings Inc. (chairman, Audit Committee; member, Finance Committee), a public company listed on the NYSE. Additionally, since September 2008, Mr. McMaster serves as a senior financial advisor to the Chairman of Worthington Industries (NYSE: WOR), a diversified metal processing company. He also is a former board member of American Eagle Outfitters, Inc. and Dominion Homes Inc. He is active in a wide variety of community affairs organizations in the Columbus, Ohio, region. He received his B.S. magna cum laude, in accounting from Miami University, Oxford, Ohio, in 1970, and is the recipient of the Haskins & Sells Foundation Award for excellence in accounting.

The Board believes that Mr. McMaster’s qualifications include, among other things, his extensive accounting and financial expertise and background as managing partner at a large international firm providing audit, tax and advisory services.

GREGORY A. PRATT, age 61, has been a director of Carpenter since 2002, is the Chairman of the Company and served as interim President and Chief Executive Officer of Carpenter in fiscal year 2010. Mr. Pratt is former Vice Chairman and a director of OAO Technology Solutions, Inc. (OAOT), an information technology and professional services company. He joined OAOT in 1998 as President and Chief Executive Officer after OAOT acquired Enterprise Technology Group, Inc., a software engineering firm founded by Mr. Pratt. Mr. Pratt served as President and Chief Operations Officer of Intelligent Electronics, Inc. from 1991 through 1996, and was co-founder, and served variously as Chief Financial Officer and President, of Atari (US) Corporation from 1984 through 1991. He also serves as a director and audit committee chairman of AmeriGas Propane, Inc., a public company listed on the NYSE.

The Board believes that Mr. Pratt’s qualifications include, among other things, his extensive financial expertise, his leadership skills and significant operational and international management experience as a President of a large public company, all of which contribute to Mr. Pratt’s valuable perspective that he brings to our Board of Directors.

Terms to Expire 2012

CARL G. ANDERSON, JR., age 65, has been a director of Carpenter since 2003 and is a member of the Corporate Governance and Human Resources Committees and Chair of the Operations Committee. Mr. Anderson is the former Chairman of the Board, President and Chief Executive Officer of Arrow International, Inc., a leading manufacturer of medical devices. He previously served as Vice-Chairman of the Board of Directors and General Manager of Arrow’s Critical Care Business. From 1997 to 2002, he was President and Chief Executive Officer of ABC School Supply Inc., a manufacturer and marketer of educational products. Prior to joining ABC School Supply in May 1997, Mr. Anderson served as Vice President – General Manager of the Retail Consumer Products Division of James River Corporation from 1994 to 1997 and as Vice President of Marketing from May 1992 to August 1994. He was Vice President and General Manager at Nestle Foods Corporation from 1984 to 1992 and a marketing executive at Procter & Gamble from 1972 to 1984. Mr. Anderson served as a director of Arrow International, Inc., a director of IWT Tesoro (IWTT) until December 2007, and as a trustee of Lafayette College and Alvernia College. He is a general partner of Cannondale Partners, LLC, a private equity firm located in Reading, Pennsylvania.

The Board believes that Mr. Anderson’s qualifications include, among other things, his experience as a former Chief Executive Officer of two companies including a company within the medical device industry, a key market focus for Carpenter. In addition, Mr. Anderson’s insights reflect his significant international business expertise, and extensive experience in the financial and manufacturing operations areas of business.

DR. PHILIP M. ANDERSON, age 62, has been a director of Carpenter since 2007 and is a member of Carpenter’s Corporate Governance, Human Resources and Science and Technology Committees. Dr. Anderson is a professor of physics at Ramapo College of New Jersey, where he has taught since 1990. He holds more than 100 foreign and 34 U.S. patents, and was named Inventor of the Year by the New Jersey Inventor’s Hall of Fame in 2001. He also is a respected consultant on technical and intellectual property on new technology and product development for Fortune 100 companies, with particular emphasis on security systems, medical devices, sensors, magnetics, acoustics and materials. Prior to teaching, he was founder, President and Chief Executive Officer of Identitech Corp., 1986-1988; and new venture manager and senior research physicist at Allied Corp. (now Honeywell Corp.) from 1979-1986. Dr. Anderson received his B.S. in physics in 1970 from Widener University, M.S. degrees in both physics and electrical engineering from Drexel University in June 1977, and a Ph.D. in physics from Drexel in 1979. He served as a pilot in the U.S. Air Force and National Guard from 1970-1975. He is a former director of Aerco International and Sigma-Netics. From 1997-2001, he was a member of the Peer Review Board of the U.S. Army’s ARDEC, Picatinny Arsenal.

The Board believes that Dr. Anderson’s qualifications include, among other things, his strong background in the intellectual property area of the metals industry as an inventor, teacher and entrepreneur. In addition, Dr. Anderson’s experience as a Chief Executive Officer contributes to his valuable perspective on our Board.

DR. JEFFREY WADSWORTH, age 60, has been a director of Carpenter since 2006 and is a member of Carpenter’s Corporate Governance and Human Resources Committees and the Chair of the Science and Technology Committee. Dr. Wadsworth has been President and Chief Executive Officer of Battelle, a $6.5 billion Research and Development enterprise headquartered in Columbus, Ohio, since January 2009. He formerly was Executive Vice President, Global Laboratory Operations at Battelle, Director of Oak Ridge National Laboratory and Chief Executive Officer and President of UT-Battelle LLC and Senior Vice President for U.S. Department of Energy Science Programs at Battelle. Previously, he was director of Homeland Security Programs at Battelle and part of the White House Transition Planning Office for the newly formed U.S. Department of Homeland Security. From 1992 to 2002, Dr. Wadsworth was at the Lawrence Livermore National Laboratory in Livermore, California, where from 1995 he was Deputy Director for Science and Technology. Prior to that, he was with Lockheed Missiles and Space Company, Research and Development Division. He was elected to the National Academy of Engineering in 2005, and has been elected Fellow of several technical societies. Dr. Wadsworth holds a bachelor’s degree in metallurgy, Ph.D., D.Met and D.Eng. degrees from Sheffield University, England.

The Board believes that Dr. Wadsworth’s qualifications include, among other things, his strong background in the Company’s precise area of focus – metallurgy. Additionally, Dr. Wadsworth’s significant leadership experience in the research and development arena enriches his contributions to the Board, particularly with respect to innovation and strategy matters.

WILLIAM A. WULFSOHN, age 48, has been a director of Carpenter since April 2009 and was a member of Carpenter’s Human Resources and Corporate Governance Committees. Commencing July 1, 2010, Mr. Wulfsohn began serving as Carpenter’s President and Chief Executive Officer. Previously, Mr. Wulfsohn was Senior Vice President, Industrial Coatings, of PPG Industries, responsible for automotive original-equipment, industrial and packaging coatings as well as Asia/Pacific. He joined PPG as Vice President, Coatings, and Managing Director, PPG Europe, in 2003, and he was appointed Senior Vice President, Coatings, in 2005. Prior to joining PPG, Mr. Wulfsohn worked for Morton International in Chicago as Vice President and General Manager, Automotive Coatings; for Rohm & Haas in Chicago as Vice President, Automotive Coatings Business Director; and for Honeywell in Richmond, Virginia, as Vice President and General Manager, Nylon System. He also worked as an Associate with McKinsey & Company. Mr. Wulfsohn earned a chemical engineering degree from the University of Michigan and received a Master of Business Administration degree from Harvard University. He was a board member of the Pittsburgh Symphony Orchestra and Greater Pittsburgh Community Food Bank prior to accepting the position as Carpenter’s President and Chief Executive Officer in Reading, PA.

The Board believes that Mr. Wulfsohn’s qualifications include, among other things, his deep and varied leadership experience in innovative technology and best-in-class business operations. Additionally, Mr. Wulfsohn’s success at driving international growth at an advanced materials manufacturing company provides valuable strategic focus for his contributions to the Board.

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware and Carpenter’s Certificate of Incorporation and By-Laws, Carpenter’s business, property and affairs are managed under the direction of its Board of Directors (sometimes referred to simply as the “Board”). While Carpenter’s non-employee directors are not involved in day-to-day operating details, they are kept informed of Carpenter’s business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by Carpenter’s officers during meetings of the Board of Directors and its committees.

Meetings of the Board

The Board of Directors held eight meetings during fiscal year 2010. In addition, there were twenty-seven committee meetings. Carpenter’s policy is to require attendance and active participation by directors at Board and committee meetings. The average attendance for Carpenter’s directors at these meetings was over 90%. Each director attended at least 75% of the total number of meetings of the Board and the committees on which the director served during fiscal year 2010. Directors are encouraged to attend the Annual Meeting of Stockholders and all of Carpenter’s directors attended the 2009 Annual Meeting.

Board Independence

With the exception of the President and Chief Executive Officer, all members of the Board of Directors qualify as independent directors (“Independent Directors”) under the applicable requirements of the SEC and NYSE. Board committees also reflect applicable requirements for certain of their members to qualify as Independent Directors.

In determining independence, each year the Board affirmatively determines, among other things, whether directors have a “material relationship” with Carpenter. When assessing the “materiality” of a director’s relationship with Carpenter, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation. Where an affiliation involves the delivery of services to or by Carpenter, the Board considers the frequency or regularity of the provision of services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to Carpenter as those prevailing at the time from unrelated parties for comparable transactions. With respect to Audit/Finance Committee members, the Board must affirmatively determine that such directors, in addition to the general independence requirements described above, satisfy certain financial education requirements and do not, among other things, accept any consulting, advisory, or other compensatory fee from Carpenter.

The Board has determined that the following directors are Independent Directors: Carl G. Anderson, Jr., Philip M. Anderson, I. Martin Inglis, Robert R. McMaster, Gregory A. Pratt, Peter N. Stephans, Kathryn C. Turner, Jeffrey Wadsworth, and Stephen M. Ward, Jr. Peter N. Stephans is considered independent for all purposes except participation on the Human Resources Committee due to application of Section 162(m) of the Internal Revenue Code.

In the second quarter of fiscal year 2010, the Board of Directors announced its decision to split the roles of Chairman and Chief Executive Officer into two separate positions. The Board of Directors split the roles to align the Company with emerging trends in best practices for corporate governance of public companies and accountability to stockholders. Most important among the considerations was the desire to provide a leadership model that clearly distinguishes the roles of the Board and Management. The separation of the Chairman and Chief Executive Officer positions allows our Chief Executive Officer to direct his or her energy towards operational and strategic issues while the non-executive Chairman focuses on governance and stockholders. The Company believes that separating the Chairman and Chief Executive Officer positions enhances the independence of the Board, provides independent business counsel for our Chief Executive Officer, and facilitates improved communications between Company management and Board members.

Concurrent with the decision to split the Chairman and Chief Executive Officer roles, Anne L. Stevens resigned from her position as Chairman, President and Chief Executive Officer. At that time, Gregory A. Pratt, a director of Carpenter since 2002, Chairman of the Audit/Finance Committee and Lead Independent Director, was appointed by the Board to serve as Chairman and as Interim President and Chief Executive Officer while the Board conducted a search for the next President and Chief Executive Officer. An ad hoc search committee was formed and lead by director Kathryn C. Turner, Chair of the Corporate Governance Committee. The search committee evaluated a number of candidates from across the country over a seven-month period. On June 7, 2010, the Company announced the Board’s selection of William A. Wulfsohn, a member of the Board of Directors since April 2009, to the office of President and Chief Executive Officer effective July 1, 2010. In connection with Mr. Wulfsohn’s appointment to serve as President and Chief Executive Officer, Gregory A. Pratt’s temporary assignment as interim President and Chief Executive Officer ended on June 30, 2010. At that point, Mr. Pratt began to serve exclusively in the role of non-executive Chairman.

Meetings of the Independent Directors

Under Carpenter’s Corporate Governance Guidelines, which reflect applicable requirements of the NYSE, the Independent Directors of the Board meet in an executive session at least twice per year to: (a) review the performance of the Chief Executive Officer; and (b) address any other matters affecting Carpenter that may concern such directors. During fiscal year 2010, the Independent Directors met in executive session five times.

Stockholder Communication with the Board

Stockholders may communicate with the Board of Directors by sending a letter addressed to “Carpenter Technology Board of Directors, c/o Corporate Secretary, P.O. Box 14662, Reading, PA 19612-4662.” Carpenter’s Corporate Secretary will review the correspondence and forward it to the Chairman of the Board of Directors or to the Chair of the appropriate Board committee or to any individual director or directors to whom the communication may be specifically directed, unless the communication is unduly hostile, threatening or illegal, does not reasonably relate to Carpenter or its business, or is similarly inappropriate. In any such latter situation, the Corporate Secretary will not forward the communication, and will so notify the sender if and as appropriate. Stockholders and other interested parties may also communicate with the non-employee directors, non-executive Chairman, or the Audit/Finance Committee by sending an e-mail to boardauditcommittee@cartech.com.

Code of Ethics

The Board of Directors has adopted a Code of Ethics for the Chief Executive Officer and senior financial officers of the Company. There were no waivers of the Code of Ethics for fiscal year 2010 or through the date of this Proxy Statement.

Director Training and Education

Directors are encouraged to attend outside educational seminars presented by accredited third party organizations as well as internal programs organized by Carpenter for the ongoing education of directors.

Committees of the Board

The Board of Directors has five standing committees: the Audit/Finance Committee, Corporate Governance Committee, Human Resources Committee, Science and Technology Committee and Operations Committee. Summary information about each standing committee is set forth in the following table. From time to time, the Board has established ad hoc committees, on an interim basis, to assist the Board with its consideration of specific matters, and it expects to continue to do so as it may determine to be prudent and advisable in the future. In fiscal year 2010, the Board established the Search Committee as an ad hoc committee to search for potential candidates for the Chief Executive Officer position. The Committee members consisted of Kathryn C. Turner, Chairperson, I. Martin Inglis and Robert R. McMaster.

Committee and Members	Purpose of the Committee	FY 2010 Meetings

Audit/Finance Committee I. Martin Inglis, Chair Robert R. McMaster Peter N. Stephans William A. Wulfsohn (1) All members are Independent Directors.

•Assist the Board in its oversight of (i) the integrity of the Company’s financial statements; (ii) the qualifications, independence and performance of the Company’s independent auditor; (iii) the performance of the Company’s internal audit personnel; and (iv) the Company’s overall compliance with accounting, legal, regulatory, ethical and business conduct requirements.

•Select the Company’s independent registered public accounting firm and recommend to the Board with respect to the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K.

•Review of (and the provision of recommendations to the Board of Directors relating to) major financial matters affecting the Company.

		11

Corporate Governance Committee Kathryn C. Turner, Chair Carl G. Anderson, Jr. Philip M. Anderson Jeffrey Wadsworth Stephen M. Ward, Jr. All members are Independent Directors.	•Assist the Board in identifying qualified individuals to become members of the Board (and otherwise functioning as a nominating committee with respect to directors), and determining the overall composition of the Board and its committees. •Assist the Board in developing, implementing and monitoring a set of corporate governance principles for the Company, and overseeing processes to assess the performance and effectiveness of the Board of Directors, its committees and management of the Company. •Ensure orderly succession at the Board and management levels.	5

Human Resources Committee Stephen M. Ward, Jr., Chair Carl G. Anderson, Jr. Philip M. Anderson Kathryn C. Turner Jeffrey Wadsworth All members are Independent Directors.	•Assist the Board with its overall responsibility for supervising the Company’s management and human resources and for reviewing the Company’s strategies and plans to support organizational and employee effectiveness. •Review and approve compensation of the Company’s executive officers. •Administer the Company’s incentive compensation programs and plans and provide oversight for the Company’s employee benefits programs generally.	7

Committee and Members	Purpose of the Committee	FY 2010 Meetings

Science and Technology Committee Jeffrey Wadsworth, Chair Philip M. Anderson Gregory A. Pratt (2)	•Review and monitor major scientific or technological developments that could affect the Company’s current business or operations or implicate significant strategic planning or considerations for the future. •Make periodic recommendations to the Board concerning such major developments or potential business opportunities for the Company with respect to scientific or technological matters that implicate significant strategic planning or Company prospects.	2

Operations Committee Carl G. Anderson, Jr., Chair Peter N. Stephans William A. Wulfsohn (1) All members are Independent Directors.	•Review and provide strategic advice and counsel to the Company regarding its business operations. •Present to the Board an independent assessment of the Company’s business operations.	2

(1)	As of July 1, 2010, Mr. Wulfsohn was no longer a member of the Audit/Finance and Operations Committees.
(2)	As of July 1, 2010, Mr. Pratt was no longer a member of the Science and Technology Committee.

Corporate Governance Guidelines and Charters

Carpenter’s Corporate Governance Guidelines, as well as the charters for all the Board committees, the Company’s Code of Conduct, and the Company’s Code of Ethics and any information regarding any waivers of the Code of Ethics, are available on Carpenter’s website at www.cartech.com. Copies will also be mailed to stockholders upon written request to the Corporate Secretary, Carpenter Technology Corporation, P.O. Box 14662, Reading, PA 19612-4662.

Transactions with Related Persons

During fiscal year 2010, there were no related party transactions. Any proposed transactions with executive officers, directors, substantial stockholders or their respective family members or affiliates require approval by the Audit/Finance Committee and will be disclosed as required by SEC rules.

Human Resources Committee Interlocks and Insider Participation

The Human Resources Committee, comprised of Messrs. Ward, Jr. (Chair), C. Anderson, Jr., P. Anderson, and Wadsworth and Ms. Turner, performs the functions of a compensation committee of the Board. No member of the Human Resources Committee was a current or former officer or employee of Carpenter or any of its subsidiaries during fiscal year 2010, or had any relationship requiring disclosure by Carpenter under the SEC’s proxy rules.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s common stock, to file with the SEC and the NYSE reports of ownership and changes in ownership of common stock. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the review of the copies of such reports furnished to Carpenter and other Company records or information otherwise provided to the Company, Carpenter believes that all applicable Section 16(a) reports were timely filed by its directors and executive officers, and more than 10% stockholders during the fiscal year 2010.

DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation paid or awarded to each non-employee director during fiscal year 2010. Any director who is an employee of Carpenter is not compensated for Board service.

Fiscal Year 2010 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)	Total ($)
Anderson, Jr., Carl G.	$55,000	(5)	$90,000	$17,355	$0	$3	$15,468	$177,826

Anderson, Philip M.	$45,000		$90,000	$17,355	$0	$0	$5,124	$157,479

Inglis, I. Martin	$60,000	(6)	$90,000	$17,355	$0	$0	$9,378	$176,733

McMaster, Robert R.	$45,000		$90,000	$17,355	$0	$0	$5,124	$157,479

Pratt, Gregory A.(7)	$19,760		$90,000	$17,355	$0	$0	$14,371	$141,486

Stephans, Peter N.	$45,000		$90,000	$17,355	$0	$0	$9,378	$161,733

Turner, Kathryn C.	$55,000	(8)	$90,000	$17,355	$0	$106	$16,700	$179,161

Wadsworth, Jeffrey	$55,000	(9)	$90,000	$17,355	$0	$0	$6,187	$168,542

Ward, Jr., Stephen M.	$55,000	(10)	$90,000	$17,355	$0	$671	$16,396	$179,422

Wulfsohn, William A.	$45,000		$90,000	$17,355	$0	$0	$3,707	$156,062

(1)	The grant date fair value of stock units granted to our directors in fiscal year 2010 was computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation. Assumptions made in this valuation are set forth in Note 16 to the financial statements contained in Carpenter’s 2010 Annual Report on Form 10-K filed with the SEC on August 20, 2010. Stock units were credited to each director’s account on July 29, 2009, for service in the current fiscal year, but are subject to forfeiture if the director separates from Board service prior to the first anniversary of grant date for any reason other than death, disability or retirement.

Each director was credited with 5,206 stock units for fiscal year 2010 on July 29, 2009, representing a grant date value of $90,000. One-half of the stock units credited to each director represents $45,000 of his or her annual retainer paid in stock units. The remaining stock units credited represent an annual award of additional stock units as described below with a fair value on the grant date of $45,000.

The total number of stock units credited to each director under Carpenter’s Stock-Based Compensation Plan for Non-Employee Directors (“Director Stock Plan”) as of June 30, 2010, including stock units that were credited with respect to prior fiscal years, was: C. Anderson, Jr. – 24,336; P. Anderson – 8,530; I. M. Inglis – 14,523; R. McMaster – 8,530; G. Pratt – 21,558; P. Stephans – 14,523; K. Turner – 25,352; J. Wadsworth – 10,028; S. Ward, Jr. – 24,413; and W. Wulfsohn – 6,534.

(2)	The grant date fair value of option awards granted to our directors in fiscal year 2010 was computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. Assumptions made in this valuation are set forth in Note 16 to the financial statements contained in Carpenter’s 2010 Annual Report on Form 10-K filed with the SEC on August 20, 2010.

During fiscal year 2010, each director received an annual award of 2,358 stock options, representing a grant date fair value of $17,355.

The total number of shares subject to stock options credited to each director as of June 30, 2010, including stock options that were granted in prior fiscal years, was: C. Anderson, Jr. – 29,972; P. Anderson – 17,972; I. M. Inglis – 29,972; R. McMaster – 17,972; G. Pratt – 17,972; P. Stephans – 17,972; K. Turner – 27,972; J. Wadsworth – 21,972; S. Ward, Jr. – 21,972; and W. Wulfsohn – 6,358.

(3)	Interest paid on deferred compensation in excess of 120% of the applicable federal long-term rate.
(4)	Includes the aggregate dollar amount of dividend equivalents paid in fiscal year 2010 on the stock unit balance credited to each director’s account with respect to dividends paid on outstanding common stock during fiscal year 2010. Dividend equivalents are reinvested in the form of additional stock units, with the number of units credited being determined by dividing the dividend dollar amount by the close price on the NYSE on the dividend equivalent payment date.
(5)	Includes additional retainer for service as Chair of the Operations Committee.
(6)	Includes additional retainer for service as Chair of the Audit/Finance Committee.
(7)	For the period July 1, 2009 through October 10, 2009, Mr. Pratt served in the role of Lead Director. The compensation reported includes an additional retainer provided for service in this role. For the period October 11, 2009 through June 30, 2010, Mr. Pratt was an employee of Carpenter in his role as Chairman and interim President and Chief Executive Officer. In accordance with SEC rules, we have disclosed the compensation attributable to the Chairman role during the time he served as interim President and Chief Executive Officer in the Summary Compensation Table.
(8)	Includes additional retainer for service as Chair of the Corporate Governance Committee.
(9)	Includes additional retainer for service as Chair of the Science & Technology Committee.
(10)	Includes additional retainer for service as Chair of the Human Resources Committee.

The director compensation amounts provided above are based upon compensation elements that were established in 2009. These compensation elements are reviewed regularly by the Board to ensure that they are appropriate and competitive in light of market circumstances and prevailing “best practices” for corporate governance. They reflect the Board’s determination that all compensation to the non-employee directors should be in the form of cash and equity awards, as described below. Our director compensation approach was revised in June 2010 for fiscal year 2011 and later periods to provide for quarterly vesting of equity awards and to allow elective deferral of the delivery of earned shares and cash. The narrative below describing our director compensation approach reflects these prospective changes.

Compensation for non-employee directors consists of an annual retainer of $90,000 (plus travel expenses, where appropriate) for attending all Board and committee meetings. Each Committee Chair receives the following additional annual cash retainer: Audit/Finance Committee Chair - $15,000; Corporate Governance, Human Resources, Operations and Science and Technology Committee Chairs - $10,000.

As disclosed in the “Corporate Governance – Board Independence” section of this Proxy Statement, the roles of Chairman and Chief Executive Officer were split during fiscal year 2010. Prior to the split (effective October 11, 2009), the Board included a Lead Independent Director role. Mr. Pratt served in this role between July 1, 2009 and October 10, 2009, and received a prorated portion of a $10,000 additional retainer for serving in this role. When Mr. Pratt became the Chairman on October 11, 2009, his compensation for service as Chairman for fiscal year 2010, described in the “Compensation of the Chairman and Former Interim President and Chief Executive Officer” section of this Proxy Statement, was in lieu of any other cash or equity for his service as a director of the Company.

Directors may also receive up to 4,000 stock options (or such different number as the Board may determine by resolution and in compliance with securities laws and NYSE listing standards) upon joining the Board. In addition to the initial grant of stock options, a director may be granted a number of stock options annually, on or about the date of the Company’s Annual Meeting of Stockholders, or such other date as the Board may determine from time to time in light of prevailing practices for the grant of equity-based awards to other personnel, having a fair value on the grant date, alone or in combination with the annual non-retainer stock units described below, of up to $90,000 (or such different number as the Board may determine by resolution and in compliance with securities laws and NYSE listing standards). The stock options vest in full one year after the date of grant or one quarter for every three months of service following the grant date for options granted in the year preceding the director’s separation from service. All stock options have a ten year term.

In addition to the grant of options described above, or an award of retainer stock units as described below, each director may be granted an additional award of stock units annually having a fair value on the grant date, alone or in combination with the annual stock option grant described above, of up to $90,000 (or such different number as the Board may determine by resolution and in compliance with securities laws and NYSE listing standards). These units vest after one year of service following the grant date or one quarter for every three months of service following the grant date for units granted in the year preceding the director’s separation from service. In the event of separation from service due to death or Disability, all stock units shall immediately vest. The stock units are granted on or about the date of the Annual Meeting of Stockholders, or such other date as the Board may determine from time to time, for the year in which Board service is to be provided, and the number of units is based on the trading price of Carpenter’s common stock on such date of grant. Directors may elect to have all or a portion of these units deferred until the later of their separation from service or a specific date or event and paid in the form of common stock under the Directors Stock Plan. Carpenter distributes a participating director’s deferred units, at the director’s election, in a lump sum or in 10 or 15 annual installments, commencing on separation from service or the date or event elected.

At least 50% of the $90,000 annual retainer for Board service is paid in stock units that vest after one year of service following the grant date or one quarter for every three months of service following the grant date for units granted in the year preceding the director’s separation from service. In the event of separation from service due to death or Disability, all stock units shall immediately vest. The stock units are granted on or about the date of the Annual Meeting of Stockholders, or such other date as the Board may determine from time to time, for the year in which Board service is to be provided, and the number of units is based on the trading price of Carpenter’s common stock on such date of grant. Directors may elect to have all or a portion of these retainer units deferred until the later of their separation from service or a specific date or event and paid in the form of common stock under the Directors Stock Plan. Carpenter distributes a participating director’s deferred retainer units, at the director’s election, in a lump sum or in 10 or 15 annual installments, commencing on the later of their separation from service or the date or event elected.

At the director’s election, the remaining 50% of the annual retainer and 100% of committee chair fees can be paid in cash currently, or all or a portion can be deferred until a future date or event and paid in cash under Carpenter’s Deferred Compensation Plan for Non-Employee Directors (“Director Cash Deferral Plan”) or deferred until the later of their separation from service or a specific date or event and paid in common stock under the Directors Stock Plan. Under the Director Cash Deferral Plan, interest is credited semi-annually at the Company’s Five-Year Medium Term Note Borrowing Rate, as provided by one of the Company’s investment bankers on August 15 of the prior Plan Year. Carpenter distributes a participating director’s deferred cash or units, at the director’s election, in a lump sum or in 10 or 15 annual installments commencing, in the case of cash, on a future date/event elected and, in the cash of common stock, on the later of separation of service or a future date or event elected.

Upon a change in control of the Company, all earned stock units vest immediately and are payable in shares of common stock and stock options become immediately exercisable. A director may exercise exercisable options at any time during the original term. In the event of removal for cause, all existing stock options and unvested stock units shall be forfeited.

COMPENSATION DISCUSSION AND ANALYSIS

To the extent any part of this discussion refers to future individual or Company performance goals and targets, such references are made only to assist in the comprehension of our compensation and benefit programs. No such reference should be considered to be a projection or forecast of future Company performance.

Our General Philosophy and Objectives

The Company’s compensation program is designed to be fair and reasonable, while aligning the interest of our executive officers and other senior leaders with Company results and stockholder returns. This is accomplished through a mix of base salary and performance-based rewards, including incentive-based cash bonuses, incentive-based and time-based equity awards, as well as perquisites, retirement plans and post-employment benefits.

The Human Resources Committee of the Board of Directors (the “Committee”) is charged with setting all executive officer pay and reviewing all executive compensation in accordance with its charter. The Committee administers our executive compensation programs by rewarding our senior leaders when they meet or exceed annual financial and operational goals and improve stock price performance. A significant component of this incentive structure is weighted towards overall leadership team performance against targeted goals, so that, if the team fails to meet the minimum thresholds, that component of performance-based compensation may not be awarded. Furthermore, our programs are designed for the larger portion of performance-based incentive awards to be paid in equity grants or other equity-based arrangements, rather than in cash, to reinforce the linkage between the interests of our executives and our stockholders.

The Committee routinely reviews all components of compensation, both recent and prospective, of our executive officers. The Committee draws upon several resources during this process, and its members consider, among other things, competitive surveys, public compensation filings of our peer companies, other relevant market data, and recommendations made by our Chief Executive Officer, the Committee’s external compensation consultants and members of our Human Resources Department. The resulting executive compensation programs are designed to:

•	Motivate and reward our executives both (i) to achieve or exceed the Company’s performance objectives and (ii) to propel the Company’s business forward;

•

Link executives’ compensation with specific business objectives set by the Company’s senior management and Board and with the interests of our stockholders, by tying a significant portion of personal income opportunity to the value of our stock;

•	Reinforce the importance of accountability and team cooperation by tying a significant portion of executive compensation to overall Company performance;

•	Motivate, attract and retain talented leaders who are, and will continue to be, needed for the implementation of our growth and operational excellence strategies;

•	Provide the Committee discretion to reward individual performance or accomplishments, while also emphasizing teamwork and the Company’s overall success; and

•	Be competitive with compensation packages offered by members of our peer group.

Our Named Executive Officers

The following current and former executive officers are the Company’s “Named Executive Officers” for fiscal year 2010 under applicable SEC regulations:

•	Gregory A. Pratt – Chairman and former interim President and Chief Executive Officer (interim term effective October 11, 2009 through June 30, 2010)

•	K. Douglas Ralph – Senior Vice President and Chief Financial Officer

•	Michael L. Shor – Executive Vice President, Advanced Metals Operations & Premium Alloys Operations

•	Anne L. Stevens – Former Chairman, President and Chief Executive Officer (separation effective November 9, 2009)

•	T. Kathleen Hanley – Former Senior Vice President, Organization Effectiveness/Strategy/Corporate Staffs (separation effective October 31, 2009)

Mr. Pratt’s compensation for his assignment as interim President and Chief Executive Officer commencing October 11, 2009 and continuing through the transition period into Mr. Wulfsohn’s tenure as President and Chief Executive Officer was determined by letter agreement. Mr. Pratt did not participate in the Company’s executive compensation programs, and therefore Mr. Pratt is excluded from the following executive compensation program summaries. A summary of Mr. Pratt’s compensation terms follows the executive compensation program summary for all other NEOs in a section titled “Compensation of the Chairman and Former Interim President and Chief Executive Officer”.

Benchmarking and Comparator Group Analysis

For purposes of its fiscal year 2010 determinations, the Committee engaged Mercer, an outside compensation consulting firm, to conduct a competitive assessment of our compensation program for the Named Executive Officers, excluding the Chief Executive Officer, and to make recommendations to the Committee. Separately, Pearl Meyers & Partners (“PM&P”), was retained by the Committee to benchmark compensation to our current, interim and former Chief Executive Officers, and to provide recommendations regarding total compensation for those executive officers. In developing competitive compensation recommendations with respect to the Named Executive Officers, the consultants established a benchmark match for each position, based on a broad perspective of the relevant market and detailed competitive survey data and proxy disclosures of peer companies, for each of the following elements of compensation:

•	base pay;

•	target annual cash incentive bonus;

•	target total cash compensation;

•	expected value of long-term incentives; and

•	target total direct compensation.

The Committee used this benchmark data and it also accepted the consultants’ recommendation that it use a Comparator Group for competitive compensation analysis that consists of thirteen public companies that manufacture and sell specialty metals and that draw upon similar executive talent. This peer group includes companies approximately 50% to 6 times the Company’s revenue size. The Comparator Group consists of the following public companies operating in various parts of the world that have reported revenues between $500 million and $6 billion:

Allegheny Technologies, Inc. Brush Engineered Metals, Inc. Carlisle Companies, Inc. General Cable Corp. Gibraltar Industries, Inc. Hexcel Corp. Olympic Steel, Inc.	Precision Castparts Corp. RPM International, Inc. Teleflex, Inc. The Timken Company Triumph Group, Inc. Worthington Industries, Inc.

While the Committee uses benchmark data as a reference point, it is not the sole determining factor in making our executive compensation decisions. The survey data is used primarily to ensure that, in totality, our executive compensation program is competitive when the Company achieves targeted performance levels.

Fiscal Year 2010 Compensation Strategy

The Committee developed fiscal year 2010 compensation levels by taking into account the general philosophy and objectives summarized above. The Committee benchmarked against the Comparator Group and survey data, and took into account the differing fiscal years of members of the Comparator Group, which complicates financial and compensation comparisons when there is a significant shift in customer demand or commodity costs. The Committee established fiscal year 2010 compensation components for the Named Executive Officers (except for Ms. Stevens) relative to the Comparator Group and survey data as follows:

•

Base salary approximating the 50th percentile (actual aggregate for the Named Executive Officers was at the 48th percentile), reflecting the Company’s desire to provide competitive fixed compensation to motivate, attract and retain talent, but with an emphasis on performance-based compensation components;

•

Target total cash compensation levels (consisting of base salary plus target annual cash bonus) up to the 65th percentile (actual aggregate for the Named Executive Officers was at the 54th percentile), to motivate executive management to deliver above-average performance and business results compared to our peers; and

•

Target total direct compensation (consisting of target total cash compensation plus the target value of long-term equity incentives) up to the 75th percentile (actual aggregate for the Named Executive Officers was at the 68th percentile), to align the Named Executive Officers success with the success of our stockholders, and to motivate executive management to deliver above-average performance and business results compared to our peers.

The Committee separately considered Ms. Stevens’ compensation and worked with PM&P on all issues related to her total direct compensation level for fiscal year 2010. Ms. Stevens’ base salary was set at the 58th percentile, her target total cash compensation was set at the 58th percentile, and her target total direct compensation was set at the 60th percentile.

Moving into fiscal year 2011, the Committee is implementing further changes to the Company’s compensation components and levels. The focus will be to reduce target long-term incentive values from fiscal year 2010 and to align all pay components to a range of +/- 15% of the 50th percentile (median) of market positioning as guidelines for individual pay decisions. In addition, all equity in the fiscal year 2011 compensation program will be performance-based. These changes are intended to further align pay with business success, so the better the Company’s performance compared to its peers, the greater the compensation to be awarded to employees.

Base Salaries

The Committee reviews salaries annually and may also do so in connection with a promotion or other major change in responsibilities. In performing such a review, the Committee usually considers, among other factors, the person’s job duties, critical skills, performance and achievements; the level of pay relative to comparable persons at relevant companies reviewed by the Committee, including the Comparator Group discussed above; and retention concerns. The Committee decided to make no change in base salaries for the Named Executive Officers in fiscal year 2010, but to instead shift more emphasis onto performance-based compensation components, described further below.

Annual Cash Incentive Bonuses

The Company maintains an Executive Bonus Compensation Plan (“EBCP”) because it believes that a significant portion of a Named Executive Officer’s potential compensation should be contingent on Company business results and his or her successful leadership of the Company’s business. The EBCP provides that Named Executive Officers and certain other executives are eligible to receive an annual cash incentive bonus based on certain performance metrics. In the prior fiscal year, the metrics were Operating Income (“OI”), weighing 65%, and Return on Net Assets (“RONA”), weighing 35%. For fiscal year 2010, the Committee substituted RONA as a metric, and instead adopted four key metrics for the Named Executive Officers and other executives under the EBCP:

Metric	Weight
Operating Income	40%
Free Cash Flow (non GAAP measure)	40%
Safety	10%
On-Time Delivery	10%

Free Cash Flow (defined as net cash provided from operations less capital expenditures and dividends) replaced RONA as a performance metric because the Committee wanted to focus management on generating positive free cash flow in order to maintain our strong balance sheet during the economic downturn. Safety and on-time delivery were added as performance metrics to directly tie compensation with the successful improvement of these important operational issues.

The Committee sets Threshold, Target and Maximum performance goals for each metric. Achievement of a Target goal results in payment of a target bonus for the fiscal year (100% of base salary for the former Chief Executive Officer and 80% of base salary for all other Named Executive Officers). If the Threshold goal is reached, 25% of the bonus opportunity is earned. This is a decrease from the 50% threshold bonus opportunity in the fiscal year 2009 compensation plan structure because the Committee wanted to establish a wider band of achievement opportunity due to the challenges with setting targets in the volatile recessionary climate. Achievement of Maximum performance goals would earn two times the target bonus (up to three times the target bonus for Ms. Stevens). If performance does not reach the Threshold (or minimum) level, as was the case in fiscal year 2009, no bonus is earned under the EBCP in the normal course.

Separately, Ms. Stevens’ maximum incentive bonus opportunity for fiscal year 2010 was three times base salary if both superior financial and total stockholder return performance was achieved during that period. The maximum payout potential for the Chief Executive Officer was tied to achievement of the above-described performance metrics at the target level and achieving total stockholder return performance greater than or equal to the 75th percentile of the peer group. No payouts were earned under this bonus opportunity because Ms. Stevens resigned prior to the end of the fiscal year.

The Committee considers extraordinary items and unanticipated developments throughout the year to determine any adjustments to a particular bonus metric attainment. During fiscal year 2010, certain adjustments were made to the operating income and cash flow bonus metric attainment. The adjustments excluded incremental costs associated with Management’s “Lean Forward” initiative and executive separation related costs. The “Lean Forward” initiative to ramp-up production and increase inventories positioned the company to support near-term customer demand heading into fiscal year 2011, but had negative impacts on operating income and cash flow during fiscal year 2010. Additionally, for cash flow attainment, tax refunds received and certain tax payments made related to prior fiscal years were excluded from the cash flow bonus metric attainment. Cash flow performance would have exceeded maximum target without any adjustments.

As part of the Committee’s data verification process for approving Executive Bonus Compensation Plan awards, performance data relative to the Company’s operating results for financial reporting purposes are reviewed by the Audit/Finance Committee of the Board before being applied by the Committee in making its award determinations.

For fiscal year 2010, the Target, Threshold and Maximum targets for the OI, Free Cash Flow, Safety and On-Time Delivery measures, and actual year-end attainment, adjusted as described above, were as follows:

Millions	Weight	Threshold	Target	Maximum	Year End Result	Attainment
Operating Income	40%	$37.8	$64.3	$80.3	$59.2	86%
Free Cash Flow (non GAAP measure)	40%	$0.0	$15.0	$30.0	$39.9	200%
Safety (% improvement over FY09)	10%	(23)%	38%	64%	21%	79%
On-Time Delivery (% improvement over FY09)	10%	20%	30%	46%	33%	120%
Overall Attainment						134%

These specific targets were selected by the Committee after reviewing the Company’s operating plan and using its judgment to define appropriate targets to align the relationship between pay and performance. The Operating Income threshold of $37.8M was the operating income level expected to be necessary to generate free cash for the year. Threshold Free Cash Flow was set at >$0.00 to drive the goal of generating cash flow.

For fiscal year 2010, the Committee determined that the year-end results of each metric (see the Actual Attainment column in the above table), weighted as described above, resulted in 134% of Target bonus attainment. See the Summary Compensation Table column (d) for bonus payout for each Named Executive Officer.

Long-Term Equity Incentives

Our principal long-term incentive program for Named Executive Officers and other executives is achieved through equity-based awards that are tied to the Company’s performance and the future value of our common stock, and thus are aligned directly with the interests of our stockholders. The Committee believes such awards focus executive attention on the Company’s longer-term interests and strategic business decisions and encourage retention. For fiscal year 2010, the Company maintained the fiscal year 2009 opportunity values for each Named Executive Officer as set forth below. Note that while the Committee applied the same opportunity values for fiscal years 2010 and 2009, under GAAP, the actual value of the award opportunities will differ between these two periods.

NEO	LTI Opportunity(1)
(thousands)
T. Kathleen Hanley	$862
K. Douglas Ralph	$862
Michael L. Shor	$1,162
Anne L. Stevens	$2,848

(1)	The opportunity is defined in terms of dollar value rather than units of equity.

Equity awards earned through the Company’s long-term incentive program help Named Executive Officers and other executives adhere to the Company’s stock ownership guidelines. The Committee requires each Named Executive Officer to hold equity in the Company (as either restricted or unrestricted stock or stock units) with a fair market value equal to at least 3.0 times his or her base salary; and for the Chief Executive Officer, the minimum equity holding requirement is 5.0 times his or her base salary. This reflects an increase from 1.5 and 3.0, respectively, to maintain alignment with market practices. There is a five-year phase-in period for satisfying the minimum equity holding requirements. All Named Executive Officers satisfied the Company’s equity holding requirements.

Stock-Based Incentive Compensation Plan for Officers and Key Employees

The Committee uses our Stock-Based Incentive Compensation Plan for Officers and Key Employees (the “Executive Stock Plan”) to provide equity-based compensation to executives and other key personnel. The Committee uses a mix of stock options and time-based and performance-based restricted stock units (“RSUs”). One RSU is equivalent in value to one share of the Company’s common stock.

To determine the mix of equity-based compensation, the Committee considered current industry trends, common practice among our Comparator Group, and the behaviors the awards are intended to drive (balancing performance equity awards, which have a primary focus on operating and stock performance, with time-based equity awards, which are intended to encourage retention, and with stock options, which drive operating and stock performance and encourage retention). The Committee relied on benchmarking and each executive’s contributions towards corporate goals to determine the value of target long-term incentives for each Named Executive Officer. Applying this analysis for fiscal year 2010, the Committee granted a mix of stock options, time-based RSUs and performance-based RSUs, more fully described as follows:

•

Stock Options – When stock options are granted, the exercise price is the closing share price on the NYSE on the date of the grant. One third of the options awarded for fiscal year 2010 vest on each of the three anniversary dates following the grant. We believe such stock options provide the executives with strong alignment with the economic interests of stockholders because the executives receiving them only realize a gain if the Company’s stock price increases over time. Stock options constituted about 25% of the total long-term incentive grant for the Named Executive Officers.

•

Time-Based Restricted Stock Units (“RSUs”) – The time-based RSUs granted for fiscal year 2010 vest at the end of three years. We believe RSUs provide alignment with the interests of stockholders and assist in retaining executives. RSUs made up 25% of the total long-term incentive opportunity for Ms. Stevens and 35% for all other Named Executive Officers. The 35% weighting was an increase from 25% in fiscal year 2009, because the Committee determined it appropriate to encourage retention in a volatile economy.

•	Performance-Based RSUs – Two forms of performance-based RSUs were granted for fiscal year 2010. Each made up 20% of the Named Executive Officer’s long-term incentive opportunity (25% for Ms. Stevens):

1.	Three-Year Performance-Based RSUs – Equity grants with a three-year performance period are made by the Committee to Named Executive Officers at the conclusion of the three-year performance period. These RSUs may be earned based on three-year Total Stockholder Return (“TSR”) versus the peer group as specified in the Company’s 2010 Annual Report on Form 10-K. The stock units may be achieved at or in between three levels – namely, Threshold, Target and Maximum – with the respective potential stock unit award equal to 50%, 100% and 200% of the individual’s target stock unit award based on performance attainment of the TSR metric. The Committee adopted this formula because it believes that the TSR metric is strongly aligned with value creation. The performance period ends June 30, 2012.

2.	One-Year Performance-Based RSUs – Equity grants with a one-year performance period are made to Named Executive Officers by the Committee annually as part of its fiscal year-end compensation process following its receipt of the Company’s full year performance data. These RSUs may be achieved at or in between three levels – namely, Threshold, Target and Maximum – with the respective potential stock unit award equal to 50%, 100% and 200% of the individual’s target stock unit award based on performance. For fiscal year 2010, the stock units were earned based on Earnings Per Share (“EPS”) performance for the period. The EPS Threshold (>$0.0), Target ($0.26) and Maximum ($0.49) were derived from the Company’s business plan. To encourage retention and appropriate long-term focus, the Committee determines the amount of RSUs earned under the performance criteria (referred to as the “scored” units), but the RSUs actually do not vest unless the executive remains employed by the Company until the first and second anniversaries after the one-year performance period ends (50% per year). Actual fiscal year 2010 EPS was calculated by the Committee to be $0.31 (122% achievement), after taking into account the adjustments described above in the “Annual Cash Incentive Bonuses” section of this Proxy Statement, plus an adjustment to exclude the one-time non- cash charge related to the Healthcare and Education Reconciliation Act signed into law March 31, 2010 that changed the income tax treatment of Medicare Part D subsidies in future years.

The following chart illustrates graphically the long-term compensation plan described above. Actual long-term incentive awards for fiscal year 2010 for each Named Executive Officer are set forth in the Summary Compensation Table, columns (e) and (f).

From time to time, the Committee identifies circumstances giving rise to the need to issue an incentive award, other than during the ordinary cycle, to fulfill particular retention objectives. In recognition of the desire to retain K. Douglas Ralph as Senior Vice President and Chief Financial Officer during the Chief Executive Officer transition period, the Committee approved a RSU award to Mr. Ralph equivalent to his fiscal year 2010 target LTI opportunity ($862,010). The award will vest on January 19, 2013, provided that Mr. Ralph remains employed by the Company on that date, subject to partial or full acceleration of vesting upon a termination without cause, a change in control, or Mr. Ralph’s death or disability.

Retirement and Post-Employment Benefits

We believe retirement plans and other post-employment benefits serve several worthwhile business purposes, including inspiring and motivating superior performance by executives, and attracting and retaining talented personnel generally.

The General Retirement Plan for Employees (“GRP”) is a qualified plan that generally provides retirement benefits to employees, including Named Executive Officers, at age 65 (with five years of service), from age 55 (with ten years of service), or at any age with 30 years of service. For most employees, including the Named Executive Officers, these benefits are based on either: (a) a fixed monthly rate for each year of service; or (b) the sum of (i) the worker’s highest average annual earnings multiplied by 1.3% for each of the first 20 years of service, and (ii) the worker’s highest average annual earnings multiplied by 1.4% for each year of service over 20. This average is calculated from the highest five annual periods (within the last 20 years) ending on the date of retirement. Earnings generally include all salaries, bonuses and other cash compensation. The GRP includes a QSERP (Qualified Supplemental Retirement Benefits under the GRP) provision, which serves to move otherwise unsecured retirement funds from the Company’s non-qualified defined benefits plans (described below) into a secured position in the GRP to the extent permitted under Federal laws.

The Company has two restoration plans for those participants in the GRP whose benefits are reduced by limitations under the Internal Revenue Code (the “Code”) on compensation actually paid, the Benefit Equalization Plan (“BEP”) and the Earnings Adjustment Plan (“EAP”). In general, benefits under these plans are subject to the same administrative rules as the GRP. Each Named Executive Officer is eligible for benefits under the BEP and the EAP to ensure that post-retirement income reflects the value of actual earnings during active employment.

Our Officers’ Supplemental Retirement Plan (“OSRP”) provides supplemental pension benefits to participants, including Named Executive Officers, whose benefits will be reduced under the GRP because of income that he or she elected to defer under the Company’s deferred compensation plan. This was done to increase our ability to recruit and to retain talent, and it has been maintained to ensure that a participant’s post-retirement income reflects the fair value of his or her actual earnings during active employment. The OSRP restores reductions that occur under the GRP because of income deferrals, without regard to any limitations under the Code. These benefits are subject to the same administrative rules as the GRP.

Certain executives, including all Named Executive Officers, have been designated by the Board as participants under our Supplemental Retirement Plan for Executives (“SRP”), which was designed to provide a minimum level of post-retirement income to such persons in recognition of their service and dedication to the Company at the management level. This supplemental benefit is payable for a fixed term of fifteen years, generally commencing in the seventh month following eligibility for GRP monthly payments. The Committee determined in fiscal year 2010 that the Company’s goals underlying the SRP could be better achieved using alternative means. The Board of Directors decided on June 29, 2010, to use compensation programs, primarily long-term incentives, to attract and retain mid-career hires, rather than rely upon the SRP. The Board therefore, effective June 30, 2010, froze entry into the SRP and enacted a freeze on SRP benefits to be earned by current active participants in the plan. Under the freeze, future accruals (5% of a participant’s highest annual earnings per year of service for up to 10 years of participation) will cease effective December 31, 2012.

The Health Protection Account (“HPA”) provides retiree medical benefits for some employees, including Named Executive Officers, who are eligible to receive an immediate retirement benefit from the GRP upon termination of employment. The benefits are equal to monthly credits that participants can use to pay for qualified medical expenses, including the ability to buy into the Carpenter-sponsored retiree medical plans. The monthly credits are determined at retirement by multiplying a participant’s earned percentage by the applicable premiums for the Carpenter-sponsored retiree medical plan in the year of retirement and vary before and after the age at which a participant and/or dependents are eligible for Medicare. Monthly credits are capped at $528 per month pre-Medicare and $338 per month post-Medicare for single coverage and at $922 per month pre-Medicare and $593 per month post-Medicare for family coverage. The earned percentage is equal to 3% per year of continuous service but not less than 50% nor more than 90%.

The Company also provides retiree life insurance benefits for some employees, including Named Executive Officers, who are eligible to receive an immediate retirement benefit from the GRP upon termination of employment. The face amount of the retiree life insurance benefit is equal to $5,000. Effective June 30, 2010, the Company terminated retiree life insurance plans that provided additional retiree life insurance coverage to officers of the Company, including Named Executive Officers. The termination means that executives who have not begun to receive plan benefits as of June 30, 2010 are no longer eligible for plan participation. The officer retiree life insurance plans provided additional life insurance to officers who were eligible to receive an immediate retirement benefit from the GRP upon termination of employment and who had at least ten years of service with the Company. The face amount of the officer retiree life insurance benefit was equal to the employee’s average annual earnings for the last three calendar years preceding retirement, subject to a maximum benefit of $400,000 ($600,000 for the Chief Executive Officer), and could not be more than the combined amount of the employee’s basic and optional life insurance preceding retirement.

Benefits for Named Executive Officers under the above plans are discussed in detail in the “Executive Compensation” section below.

Savings Plan and Deferred Compensation Plan

Our Savings Plan is a profit sharing plan. In fiscal year 2010, the Company contributed 2% of the eligible salary of each eligible employee, including Named Executive Officers, to the plan. This reflects a reduction from 3% from fiscal year 2009 (effective August 7, 2009), implemented as a cost-saving measure. The Company’s contribution is invested, at the employee’s election, into one or more pre-established investment funds. If the Company’s contribution for any executive is limited under the Code, the executive will receive any lost contributions under the Company’s deferred compensation plan discussed immediately below.

The Company sponsors a non-qualified, deferred compensation plan for executives, including Named Executive Officers, to supplement our qualified Savings Plan. Executives may annually defer up to 35% of base pay and his or her entire cash bonus. These sums are deliverable to the executive later, either on a date selected by the person or upon the occurrence of a specified event.

Perquisites

The Company provides a limited number of perquisites and other personal benefits to Named Executive Officers and certain other executives, which it believes are reasonable and consistent with its goal to motivate, attract and retain key executives. The following perquisites are available to each Named Executive Officer:

•	Tax preparation fees up to $1,500 (annually);

•	Financial planning and tax planning expenses up to $8,000 (annually);

•	Medical examination (annually or bi-annually, depending on age);

•	Employment relocation expenses; and

•	Supplemental officer retiree life insurance benefits (plan terminated effective June 30, 2010 for executives who have not yet begun to receive plan benefits).

We believe these items are advantageous to the Company and its stockholders, and they facilitate efforts to keep these executives focused on the legitimate interests of the business.

Health Benefits and Disability Insurance

The Company currently provides its executive officers with the same health plan afforded to all employees of the Company. In addition, as mentioned in the Perquisites section above, the Company encourages each executive officer to have a periodic physical examination, reimbursing the executives for certain additional out-of-pocket health costs associated with it that are not covered by the Company’s self-funded plan. This reimbursement is tax deductible to the Company. The Company also affords its executive officers disability insurance benefits. This disability benefit is based upon meeting certain medical underwriting requirements, and provides for additional disability income in excess of what the Company provides its employees generally.

Management believes that the additional health benefits and disability insurance afforded executive officers is reasonable and competitive in the marketplace.

Severance and Employment Arrangements

On June 29, 2010, the Board of Directors approved an Executive Severance Plan, effective July 1, 2010 to create a standard practice of addressing executive severance in certain circumstances. The plan provides for the continuation of certain elements of compensation and benefits following a termination without cause or resignation for good reason. The continuation period is 18 months for the Chief Executive Officer and 12 months for an Executive Vice President, Senior Vice President or Vice President.

The Named Executive Officers each entered into a Special Severance Agreement with the Company. Each Special Severance Agreement was designed to encourage the person to remain with the Company and continue in his or her duties if there is a pending or potential change in control of the Company, and to afford income protection if his or her position is terminated or significantly changed following a change in control.

Ms. Stevens had a separate written arrangement with the Company relating to her employment, entered into on October 6, 2006. Following her separation from service effective November 9, 2009, the Company made payments to Ms. Stevens under this written arrangement, as further disclosed in the “Executive Compensation – Summary Compensation Table” section of this Proxy Statement. In addition, the Company entered into a Supplemental Separation Pay Agreement with Ms. Stevens on July 20, 2010, under which the Company agreed to provide Ms. Stevens with (i) a lump sum payment of $1,760,000 (less withholding required by applicable law); and (ii) continued health insurance coverage, at no cost to Ms. Stevens, for Ms. Stevens and her eligible dependents until November 9, 2011.

Following Ms. Hanley’s separation from service with the Company effective October 31, 2009, the Company and Ms. Hanley entered into an agreement dated November 6, 2009, under which the Company agreed to continue Ms. Hanley’s base salary and benefits for 12 months, accelerate vesting of a prior equity grant, and pay for participation in an outplacement assistance program. The value of these items is disclosed in the “Executive Compensation – Summary Compensation Table” section of this Proxy Statement.

Mr. Ralph has a separate written arrangement with the Company relating to his employment, entered into on July 6, 2007. So long as this arrangement remains in existence, the Executive Severance Plan described above does not apply to Mr. Ralph. This arrangement does not require a minimum period of employment for the executive. This arrangement provides for the continuation of certain minimum levels of salary and benefits during his employment tenure and for payments in some termination circumstances. Mr. Ralph’s arrangement provides for an annual base salary and for health and life insurance programs. With respect to payments upon separation from employment with the Company under some circumstances, Mr. Ralph is entitled to payments unless his separation occurs because of death or for fraud, misconduct or gross neglect of duty.

These agreements are discussed in more detail in the “Potential Payments Upon Termination of Employment” section of this Proxy Statement.

Compensation of the Chairman and Former Interim President and Chief Executive Officer

Mr. Pratt’s compensation for his assignment as interim President and Chief Executive Officer commencing October 11, 2009 and continuing through the transition period into Mr. Wulfsohn’s tenure as President and Chief Executive Officer was determined by letter agreement dated October 21, 2009 (filed as Exhibit 10.1 to Form 8-K, dated October 21, 2009), as amended by Board and Committee action on August 17, 2010 (described on Form 8-K, dated August 17, 2010).

Compensation for Service as Chairman

In fiscal year 2010, the Committee retained PM&P to develop a compensation package for Mr. Pratt in his role as Non-Executive Chairman. PM&P researched 75 general industry companies similar in size to the Company that had separate roles for the Chief Executive Officer and Board Chairman.

With respect to Mr. Pratt’s service as Chairman of the Board (in lieu of any other cash or equity compensation for his service as a director of the Company), the Company agreed to pay Mr. Pratt total direct compensation of $310,000, consisting of 30% cash retainer and 70% equity compensation. The cash retainer of $90,000 was payable in equal quarterly installments. The equity grants in the form of (i) non-qualified stock options, with a 10-year term, valued at $30,000 on the grant date; (ii) RSUs valued at $100,000 on the grant date; and (iii) deferred stock units valued at $90,000 on the grant date. These award values were offset for fiscal year 2010 by the value of director equity awards received by Mr. Pratt in the ordinary course, prior to his appointment as Chairman. These equity grants will vest on October 29, 2010, and the RSUs will be settled by distribution of shares of Company stock on that date (provided that Mr. Pratt remains in service with the Company in any capacity on that date). The deferred stock units will be settled by the distribution of shares of Company stock immediately upon the earliest of Mr. Pratt’s death, disability or six months after his separation from service.

Compensation for Service as Interim President and Chief Executive Officer

Mr. Pratt’s compensation for his service as interim President and Chief Executive Officer was designed to align his interests with those of our stockholders and preserve cash flow by structuring a compensation program that consisted of 15% fixed compensation (annualized value of base salary) and 85% long-term variable compensation. His base salary for his service as interim President and Chief Executive Officer under his agreement with the Company was set at the 15th percentile compared to the Comparator Group, $25,000 per month, deliberately low in comparison to the benchmarking so as to shift more of his compensation to performance-based components. Likewise, there was no cash bonus opportunity in Mr. Pratt’s agreement, since the Committee desired to align Mr. Pratt’s compensation with the interest of stockholders by using equity opportunities, rather than cash. Annualized total compensation (12-months of base salary and grant/target value of long-term incentives, as described below) was valued at $2,000,000 which is below the 25th percentile of Comparator Group Chief Executive Officer data.

Mr. Pratt’s long-term incentive opportunity consists of the following components:

•

Non-qualified stock options for 85,288 shares, having a then-current fair value of $800,000 – The stock options have a 10-year term and have an exercise price of $22.26, which was the fair market value of Company shares at the conclusion of trading on October 29, 2009. The stock options will vest and become exercisable on January 1, 2011, provided that Mr. Pratt remains in service with the Company in any capacity through that date. As part of the amendment of Mr. Pratt’s compensation arrangement in August 2010, the service continuation requirement for these options to vest in full was modified so as to count service to the Company as Chairman or any other capacity towards the vesting requirement.

•

Non-qualified stock options for 33,860 shares, having a then current fair value of $300,000 – The stock options have a 10-year term and have an exercise price of $24.49, which is equal to 110% of the fair market value of Company shares at the conclusion of trading on October 29, 2009. By setting the exercise price above the fair market value, this component of Mr. Pratt’s incentive compensation emphasized larger increases in share value. The vesting schedule for these stock options is the same as the vesting schedule for the stock options described in the preceding bullet.

•

Performance-Based RSUs – target opportunity of earning performance-based RSUs with a fair value on the date of grant of $600,000 (26,955 RSUs at Target). The actual number of performance-based RSUs that could have been earned was from 0% to 200% of the target amount, based on the Company’s objectives for other executives’ earnings per share, free cash flow, operating income and safety performance discussed on page 25 of this Proxy Statement. The performance metrics are described below. The performance-based RSUs will be settled by the distribution of shares of Company stock immediately following a specific period of additional service, provided that Mr. Pratt remains in service with the Company in any capacity during that period. As part of the amendment of Mr. Pratt’s compensation arrangement in August 2010, the period of additional service required to fulfill this time-based vesting requirement was reduced by one month to December 1, 2010.

For the Performance-Based RSUs, Mr. Pratt’s performance metrics included a Business Performance Metric and a Non-Financial Leadership Performance Metric. The Non-Financial Leadership Performance Metric was dependent upon the Board’s evaluation of Mr. Pratt’s performance leading the Company through the transition to a new President and Chief Executive Officer. The Business Performance Metric was dependent upon the attainment of target financial and safety metrics for fiscal year 2010, with the maximum goals defined in a way that recognizes time in position (mid-October through the end of the fiscal year).

Business Performance Metrics (1)

$ in Millions except per share information	Weight	Threshold	Target	Maximum	Year-End Result	Attainment
EPS	30%	$0.00	$0.26	$0.41	$0.31	133%
Operating Income	30%	$37.8	$64.3	$75.2	$59.2	86%
Free Cash Flow	30%	$0.0	$15.0	$25.0	$39.9	200%
Safety (% improvement over FY09)	10%	(23)%	38%	51%	21%	79%

(1)	These metrics relate to the performance goals for the other Named Executive Officers under the cash and equity compensation plans described on pages 25 and 27 of this Proxy Statement.

On a weighted average basis, Mr. Pratt’s actual business attainment was 134% of target. Under the terms of this arrangement, attainment of target level yields a Business Performance Achievement score of 200%. After evaluating Mr. Pratt’s individual performance, the Committee determined that the Non-Financial Leadership Performance Metric achievement was 100%. Business Performance Achievement multiplied by Non-Financial Leadership Performance Achievement determined the overall achievement amount of 200%. This resulted in 53,910 RSUs being earned.

Tax Deductibility of Compensation

To the extent that the aggregate compensation subject to Section 162(m) of the Internal Revenue Code paid to any Named Executive Officer exceeds $1 million, it is not deductible by the Company for federal income tax purposes unless it is “performance-based” as defined in the Code. Cash bonuses and RSU grants are performance-based only if they are earned based on achieving objective goals under stockholder approved plans. The Executive Bonus Compensation Plan (“EBCP”) for cash bonuses and stock options and performance based RSUs granted under the Executive Stock Plan are intended to qualify as performance-based compensation plans under the Code, and each has been approved by the Company’s stockholders. The Committee has the authority to award some compensation that may not be deductible under the Code, such as RSU grants that are solely time-vested, if such compensation advances the overall interests of the business. Certain portions of the compensation paid to the Named Executive Officers may not be deductible under the Code.

COMPENSATION COMMITTEE REPORT

The Human Resources Committee, which serves as the compensation committee of the Board of Directors for purposes of applicable NYSE and SEC requirements, has reviewed and discussed the foregoing Compensation Discussion and Analysis (“CD&A”) with management. Based on such review and discussion, the Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into our 2010 Annual Report on Form 10-K.

This report is respectfully submitted by the members of the Human Resources Committee.

Stephen M. Ward, Jr., Chair	Kathryn C. Turner
Carl G. Anderson, Jr.	Jeffrey Wadsworth
Philip M. Anderson

EXECUTIVE COMPENSATION

The following table contains information concerning the compensation accrued or paid by Carpenter for services rendered during the fiscal years ended June 30, 2010, 2009 and 2008, by Carpenter’s Chief Executive Officers, Chief Financial Officer and each of the other Named Executive Officers.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)	Stock Awards (1) ($) (e)		Option Awards (2) ($) (f)		Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) ($) (h)	All Other Compensation (9) ($) (i)		Total ($) (j)
Pratt, Gregory A. Chairman and former interim President and Chief Executive Officer	2010	$296,528	(4)	$0	$700,018	(5)	$1,115,009	(6)	$0	$0	$0		$2,111,555

Stevens, Anne L. former Chairman, President and Chief Executive Officer	2010	$316,708		$0	$2,324,611		$823,514		$0	$0	$933,443	(7)	$4,398,276
	2009	$879,345		$0	$2,243,612		$766,672		$0	$787,335	$87,753		$4,764,717
	2008	$878,868		$0	$1,170,461		$0		$874,030	$422,149	$175,456		$3,520,964

Ralph, K. Douglas Senior Vice President and Chief Financial Officer	2010	$392,862		$0	$1,553,850		$249,004		$420,129	$170,159	$50,024		$2,836,028
	2009	$400,242		$0	$428,583		$0		$0	$133,110	$38,785		$1,000,720
	2008	$374,153		$50,000	$1,217,925		$217,854		$266,000	$19,445	$23,042		$2,168,419

Shor, Michael L. Executive Vice President Advanced Metals Operations and Premium Alloys Operations	2010	$400,794		$0	$932,525		$335,622		$428,611	$1,137,539	$46,733		$3,281,824
	2009	$408,381		$0	$577,806		$0		$0	$933,496	$56,330		$1,976,013
	2008	$392,905		$0	$1,048,749		$293,664		$300,817	$115,259	$48,973		$2,200,367

Hanley, T. Kathleen former Senior Vice President Organization Effectiveness/ Strategy/Corporate Staffs	2010	$145,810		$0	$691,840		$249,004		$0	$0	$511,667	(8)	$1,598,321
	2009	$388,719		$0	$428,583		$0		$0	$215,255	$27,537		$1,060,094
	2008	$372,226		$0	$981,091		$217,854		$253,941	$36,878	$38,352		$1,900,342

(1)	The grant date fair value of stock awards granted to our Named Executive Officers in fiscal year 2010 was computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. Assumptions made in this valuation are set forth in Note 16 to the financial statements contained in Carpenter’s 2010 Annual Report on Form 10-K filed with the SEC on August 20, 2010.

For fiscal years 2010 and 2009, the values shown include time-vested restricted stock or restricted stock unit awards and both one- and three-year performance share awards. For fiscal year 2008, the values shown include time-vested restricted stock and one-year performance share awards. For the performance share awards, the values shown reflect the expected award value on the grant date. The maximum values of the performance share awards on the grant date were:

	Fiscal Year 2010		Fiscal Year 2009		Fiscal Year 2008
Name	1 Year Maximum	3 Year Maximum	1 Year Maximum	3 Year Maximum	1 Year Maximum
Gregory A. Pratt	$1,200,037	N/A	N/A	N/A	N/A
Anne L. Stevens	$1,424,004	$1,801,214	$1,424,052	$1,639,121	$2,340,922
K. Douglas Ralph	$344,521	$435,738	$391,802	$465,363	$1,362,000
Michael L. Shor	$464,686	$587,734	$528,165	$627,446	$1,134,212
T. Kathleen Hanley	$344,521	$435,738	$391,802	$465,363	$1,134,212

Actual attainment for one-year performance share awards for all NEOs, with the exception of Mr. Pratt, was 121.7% in fiscal year 2010, 0% in fiscal year 2009 and 100% in fiscal year 2008. Actual attainment for Mr. Pratt’s fiscal year 2010 performance share award was 200%.

(2)	The grant date fair value of option awards granted to our Named Executive Officers in fiscal year 2010 was computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. Assumptions made in this valuation are set forth in Note 16 to the financial statements contained in Carpenter’s 2010 Annual Report on Form 10-K filed with the SEC on August 20, 2010.
(3)	Shows the aggregate change in the actuarial present value of accumulated benefits under all defined benefit plans (including non-qualified plans) from July 1 to June 30 of fiscal years 2010, 2009 and 2008. The amounts were computed using the same assumptions used for financial statements reporting purposes under FAS 87 described in Note 11 to Carpenter’s financial statements. Amounts paid under the plans use assumptions contained in the plans and may be different than those used for financial reporting purposes.
(4)	For the period October 11, 2009 through June 30, 2010, Mr. Pratt was Chairman while an employee of Carpenter in his role as interim President and Chief Executive Officer. The amount disclosed includes $77,297 of compensation attributable to his role as Chairman of the Board during this period.
(5)	For the period October 11, 2009 through June 30, 2010, Mr. Pratt was Chairman while an employee of Carpenter in his role as interim President and Chief Executive Officer. The amount disclosed includes restricted and deferred stock units with a fair value of $100,000 attributable to his role as Chairman of the Board during this period.
(6)	For the period October 11, 2009 through June 30, 2010, Mr. Pratt was Chairman while an employee of Carpenter in his role as interim President and Chief Executive Officer. The amount disclosed includes stock options with a fair value of $15,000 attributable to his role as Chairman of the Board during this period.
(7)	Amount reflects payments made in accordance with Ms. Stevens’ written severance arrangement with the Company dated October 6, 2006, following Ms. Stevens’ separation from service from the Company effective November 9, 2009. The amount does not include additional severance benefits valued at approximately $1.8 million that are payable in accordance with a Supplemental Separation Pay Agreement entered into after the end of fiscal year 2010. See the “Potential Payments Upon Termination of Employment” section of this Proxy Statement for additional details regarding this agreement.
(8)	Ms. Hanley separated from the Company on October 31, 2009. Upon separation, Carpenter entered into a severance agreement with Ms. Hanley, the details of which are more fully described in the “Potential Payments Upon Termination of Employment” section of this Proxy Statement.
(9)	Other income and benefits include: financial and tax counseling and tax preparation, insurance premiums, dividend equivalents on unvested restricted stock and stock units, contributions to the 401(k) Savings Plan and the Deferred Compensation Plan for Officers and Key Employees, unused earned vacation and severance benefits for Ms. Stevens and Ms. Hanley. Not all of the listed income and/or benefits were provided to each Named Executive Officer. The following table sets forth items included in the “All Other Compensation” column of the “Summary Compensation Table” above.

All Other Compensation

Name	Year	Perquisites and Other Personal Benefits ($)	Insurance Premiums ($)	Company Contributions to Retirement and 401(k) Plans ($)	Severance Benefits ($)	Dividend equivalents on restricted shares ($)	Total ($)
Pratt, Gregory A. Chairman and former interim President and Chief Executive Officer	2010	$0	$0	$0	$0	$0	$0
	2009	$0	$0	$0	$0	$0	$0
	2008	$0	$0	$0	$0	$0	$0

Stevens, Anne L. former President, Chairman and Chief Executive Officer	2010	$10,568	$372	$8,490	$886,810	$27,203	$933,443
	2009	$10,225	$1,116	$26,380	$0	$50,032	$87,753
	2008	$124,707	$1,152	$26,366	$0	$23,231	$175,456

Ralph, K. Douglas Senior Vice President and Chief Financial Officer	2010	$8,650	$646	$7,787	$0	$32,941	$50,024
	2009	$12,000	$738	$12,007	$0	$14,040	$38,785
	2008	$8,000	$667	$11,225	$0	$3,150	$23,042

Shor, Michael L. Executive Vice President Advanced Metals Operations and Premium Alloys Operations	2010	$3,100	$648	$8,454	$0	$34,531	$46,733
	2009	$6,000	$754	$12,251	$0	$37,325	$56,330
	2008	$6,550	$749	$11,787	$0	$29,887	$48,973

Hanley, T. Kathleen former Senior Vice President Organization Effectiveness/ Strategy/Corporate Staffs	2010	$0	$210	$3,870	$498,898	$8,689	$511,667
	2009	$0	$716	$11,662	$0	$15,159	$27,537
	2008	$19,880	$709	$11,167	$0	$6,596	$38,352

The following table sets forth information about grants during fiscal year 2010 to Named Executive Officers of awards under the Company’s equity or non-equity incentive plans, which are the Executive Bonus Compensation Plan (“EBCP”) and Stock-Based Incentive Compensation Plan for Officers and Key Employees (the “Executive Stock Plan”) described under the “Compensation Discussion and Analysis” section of this Proxy Statement.

Fiscal Year 2010 Grants of Plan-Based Awards Table

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (2)

			Threshold	Target	Maximum	Threshold	Target	Maximum
			($)	($)	($)	(#)	(#)	(#)		(#)		(#)		($ / Sh)	($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)		(i)		(j)		(k)	(l)
Pratt, Gregory A. Chairman and former interim President and Chief Executive Officer	10/29/09	10/21/09				0	26,955	53,910	(3)						$600,018
	10/29/09	10/21/09								2,471	(4)				$55,004
	10/29/09	10/21/09								2,022	(5)				$45,010
	10/29/09	10/21/09										85,288	(6)	$22.26	$800,001
	10/29/09	10/21/09										33,860	(7)	$24.49	$300,000
	10/29/09	10/21/09										1,600	(8)	$22.26	$15,008

Stevens, Anne L. former Chairman, President and Chief Executive Officer	07/29/09	07/29/09	$219,000	$876,000	$1,752,000					41,180	(9)				$712,002
	07/29/09	07/29/09				20,590	41,180	82,360	(10)						$712,002
	07/29/09	07/29/09				20,590	41,180	82,360	(11)						$900,607
	07/29/09	07/29/09										111,950	(12)	$17.29	$823,514

Ralph, K. Douglas Senior Vice President and Chief Financial Officer	01/19/10	01/19/10								27,602	(13)				$862,010
	07/29/09	07/29/09								17,450	(9)				$301,711
	07/29/09	07/29/09	$79,800	$319,200	$638,400	4,982	9,963	19,926	(10)						$172,260
	07/29/09	07/29/09				4,981	9,962	19,924	(11)						$217,869
	07/29/09	07/29/09										33,850	(12)	$17.29	$249,004

Shor, Michael L. Executive Vice President Advanced Metals Operations & Premium Alloys Operations	07/29/09	07/29/09	$81,411	$325,645	$651,290					23,500	(9)				$406,315
	07/29/09	07/29/09				6,719	13,438	26,876	(10)						$232,343
	07/29/09	07/29/09				6,719	13,437	26,874	(11)						$293,867
	07/29/09	07/29/09										45,625	(12)	$17.29	$335,622

Hanley, T. Kathleen former Senior Vice President Organization Effectiveness/ Strategy/Corporate Staffs	07/29/09	07/29/09	$77,497	$309,989	$619,978					17,450	(9)				$301,711
	07/29/09	07/29/09				4,982	9,963	19,926	(10)						$172,260
	07/29/09	07/29/09				4,981	9,962	19,924	(11)						$217,869
	07/29/09	07/29/09										33,850	(12)	$17.29	$249,004

(1)	Represents target bonus opportunity established by the Board under the Executive Bonus Compensation Plan (“EBCP”) for a one-year performance period beginning July 1, 2009 and ending June 30, 2010. The minimum is equal to 25% of target and the maximum is equal to 200% of target. In his role as interim President and Chief Executive Officer, Mr. Pratt was not eligible to participate in the EBCP.
(2)	The grant date fair value of stock awards granted to our Named Executive Officers in fiscal year 2010 was computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. Assumptions made in this valuation are set forth in Note 16 to the financial statements contained in Carpenter’s 2010 Annual Report on Form 10-K filed with the SEC on August 20, 2010.
(3)	Represents targets established for Mr. Pratt by the Board for a performance period beginning October 29, 2009 and ending June 30, 2010. For actual attainment, please reference the Compensation of the Chairman and former interim President and Chief Executive Officer section of the Compensation Discussion & Analysis.
(4)	Reflects restricted stock units granted under the Executive Stock Plan during fiscal year 2010, attributable to Mr. Pratt’s role as Chairman of the Board. The restricted stock units vest if Mr. Pratt remains in service with the Company in any capacity one year following grant date.
(5)	Reflects deferred stock units granted under the Executive Stock Plan during fiscal year 2010, attributable to Mr. Pratt’s role as Chairman of the Board. The restricted stock units are subject to a one-year time-based vest if Mr. Pratt remains in service with the Company in any capacity one year following grant date, and will be distributed upon separation of service.

(6)	Reflects stock options granted under the Executive Stock Plan during fiscal year 2010, attributable to Mr. Pratt’s role as interim President and Chief Executive Officer. The options become exercisable on January 1, 2011, providing Mr. Pratt remains in service with the Company in any capacity on that date.
(7)	Reflects premium priced stock options granted under the Executive Stock Plan during fiscal year 2010, attributable to Mr. Pratt’s role as interim President and Chief Executive Officer. The options have a ten-year term and become exercisable on January 1, 2011, providing Mr. Pratt remains in service with the Company in any capacity on that date.
(8)	Reflects stock options granted under the Executive Stock Plan during fiscal year 2010, attributable to Mr. Pratt’s role as Chairman of the Board. These options have a ten-year term and become exercisable one year from the grant date.
(9)	Reflects restricted stock units granted under the Executive Stock Plan during fiscal year 2010. The units are subject to a three-year time-based vesting schedule. The units will vest in full if the recipient remains an active employee for three years following the grant date. In the event of separation of service due to death, disability, retirement or change in control, the units will become immediately vested. As a result of their respective separations of service on October 31, 2009 and November 9, 2009, Ms. Hanley’s and Ms. Stevens’ grants of equity awards made during fiscal year 2010 were forfeited. Please reference the “Potential Payments Upon Termination of Employment” section of this Proxy Statement for additional details of the separation agreements.
(10)	Represents targets established by the Board for a one-year performance period beginning July 1, 2009 and ending June 30, 2010. The minimum is equal to 50% of target and the maximum is equal to 200% of target. For details of actual attainment, please reference the “Stock-Based Incentive Compensation Plan for Officers and Key Employees” section of the “Compensation Discussion & Analysis”.
(11)	Represents targets established by the Board for a three-year performance period beginning July 1, 2009 and ending June 30, 2012. The minimum is equal to 50% of target and the maximum is equal to 200% of target.
(12)	Reflects stock options granted under the Executive Stock Plan during fiscal year 2010. The options have a ten-year term, become exercisable ratably over a three-year period following the grant date and will expire 90 days following termination of employment, except in the case of death, disability, or retirement. In the event of death or disability, all options that were granted more than 12 months prior to the event become fully vested and exercisable by the participant or his or her estate for the remainder of the original term. In the event of retirement, all unexercisable options granted more than 12 months before such retirement date shall become fully vested and exercisable by the participant or his or her estate for the remainder of the original term unless the Committee decides otherwise. Upon a change in control, all outstanding options become fully vested and immediately exercisable.
(13)	Reflects a one-time special restricted stock unit award to encourage Mr. Ralph’s retention during transition of executive management changes. These units will vest in full three years from grant date provided that Mr. Ralph remains in service on that date, subject to acceleration upon termination without cause, death, disability or change in control.

The following table sets forth information about outstanding equity awards held by the Named Executive Officers at the end of fiscal year 2010.

Outstanding Equity Awards At End of Fiscal Year 2010 Table

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Name	Exercisable	Unexercisable
Pratt, Gregory A. Chairman and former interim President and Chief Executive Officer	0	85,288	(4)	0	$22.26	10/29/19	58,450	$1,918,914	0	$0
	0	33,860	(5)	0	$24.49	10/29/19	0
	0	1,600	(6)	0	$22.26	10/29/19	0

Stevens, Anne L. former Chairman, President and Chief Executive Officer	0	0	(7)	0			0	$0	0	$0

Ralph, K. Douglas Senior Vice President and Chief Financial Officer	9,100	4,550	(8)	0	$43.65	06/30/18	66,676	$2,188,973	14,450	$474,394
	0	33,850	(9)	0	$17.29	07/29/19	0	$0	0	$0

Shor, Michael L. Executive Vice President Advanced Metals Operations & Premium Alloys Operations	12,266	6,134	(8)	0	$43.65	06/30/18	48,903	$1,605,485	19,487	$639,758
	0	45,625	(9)	0	$17.29	07/29/19	0	$0	0	$0

Hanley, T. Kathleen former Senior Vice President Organization Effectiveness/ Strategy/Corporate Staffs	0	0	(10)	0			0	$0	0	$0

(1)	The table in this footnote provides specific information about the respective grant and vesting dates for outstanding shares reflected in the above table:

Named Executive	# of Shares Granted†	Reinvested Dividend Equivalents	Grant Date	Vest Date
Pratt, Gregory A.	53,910		10/29/09	12/01/10
	2,471	26	10/29/09	10/29/10
	2,022	21	10/29/09	10/29/10

Stevens, Anne L.	0

Ralph, K. Douglas	12,124		07/29/09	06/30/11 – 50%
				06/30/12 – 50%
	27,602		01/19/10	01/19/13
	17,450		07/29/09	07/29/12
	4,500		06/30/08	06/30/11
	5,000		07/09/07	07/09/10

Shor, Michael L.	16,353		07/29/09	06/30/11 – 50%
				06/30/12 – 50%
	23,500		07/29/09	07/29/12
	6,050		06/30/08	06/30/11
	3,000		07/23/07	07/23/10

Hanley, T. Kathleen	0

†	Balances reflect adjustment for November 15, 2007 stock split, where applicable.

(2)	Market value is based on the June 30, 2010 closing price of the Company’s common stock ($32.83).
(3)	Represents the targets established by the Board for three-year performance during fiscal years 2010 and 2009. The minimum is 50% of target and the maximum is 200% of target. The table in this footnote provides details for the targets reflected in the above table:

Named Executive	Fiscal Year	Target	Vest Date
Ralph, K. Douglas	2010	9,962	06/30/12 – 100%
	2009	4,488	06/30/11 – 100%
Shor, Michael L.	2010	13,437	06/30/12 – 100%
	2009	6,050	06/30/11 – 100%

(4)	Stock options were granted on October 29, 2009, with vesting based on Mr. Pratt’s period of service as interim President and Chief Executive Officer. The options will become exercisable on January 1, 2011, provided Mr. Pratt remains in service with the Company in any capacity on that date.
(5)	Stock options were granted on October 29, 2009, at an exercise price equal to 110% of fair market value on the grant date, with vesting based on Mr. Pratt’s period of service as interim President and Chief Executive Officer. The options will become exercisable on January 1, 2011, provided Mr. Pratt remains in service with the Company in any capacity on that date.
(6)	Stock Options were granted on October 29, 2009, and will vest on October 29, 2010, provided Mr. Pratt remains in service with the Company in any capacity on that date.
(7)	All outstanding exercisable stock options were canceled 90 days from Ms. Stevens’ separation date and all unvested restricted stock and restricted stock units were forfeited in accordance with the terms of the Executive Stock Plan.
(8)	Stock options were granted on June 30, 2008; one-third vested on each of June 30, 2009 and 2010, and the remaining one-third will vest on June 30, 2011.

(9)	Stock options were granted on July 29, 2009, and one-third will vest on each of July 29, 2010, 2011 and 2012.
(10)	All outstanding exercisable stock options were canceled 90 days after Ms. Hanley’s separation date and all unvested restricted stock and restricted stock units were forfeited in accordance with the terms of the Executive Stock Plan.

The following table sets forth information about options exercised by, and stock vested for the benefit of Named Executive Officers during fiscal year 2010.

Fiscal Year 2010 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Pratt, Gregory A. Chairman and former interim President and Chief Executive Officer	0	$0	0	$0

Stevens, Anne L. former Chairman, President and Chief Executive Officer	0	$0	20,000	$420,600

Ralph, K. Douglas Senior Vice President and Chief Financial Officer	0	$0	5,000	$164,150

Shor, Michael L. Executive Vice President Advanced Metals Operations and Premium Alloys Operations	0	$0	9,000	$295,470
			3,910	$128,365
			10,000	$237,000

Hanley, T. Kathleen former Senior Vice President Organization Effectiveness/ Strategy/Corporate Staffs	0	$0	4,000	$89,080

Pension Benefits Generally

The Company maintains several pension and related benefits plans in which the Named Executive Officers and other executives are eligible to participate. These plans are described in the subsections that follow this subsection.

The following table sets forth information about the value of accumulated benefits and number of years of credited service under each of the Company’s defined benefit pension plan and supplemental executive retirement plans available to Named Executive Officers at the end of fiscal year 2010, based upon assumed retirement dates and the satisfaction of other applicable eligibility criteria under such plans.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
Pratt, Gregory A. Chairman and former interim President and Chief Executive Officer	General Retirement Plan (GRP) (2)	0.00	$0	$0
	Benefit Equalization Plan (BEP) (3)	0.00	$0	$0
	Supplemental Retirement Plan for Executives (SRP) (4)	0.00	$0	$0

Stevens, Anne L. former Chairman, President and Chief Executive Officer	General Retirement Plan (GRP) (2)	3.00	$0	$0
	Benefit Equalization Plan (BEP) (3)	3.00	$0	$0
	Supplemental Retirement Plan for Executives (SRP) (4)	3.00	$0	$0

Ralph, K. Douglas Senior Vice President and Chief Financial Officer	General Retirement Plan (GRP) (2)	3.00	$322,714	$0
	Benefit Equalization Plan (BEP) (3)	3.00	$0	$0
	Supplemental Retirement Plan for Executives (SRP) (4)	3.00	$0	$0

Shor, Michael L. Executive Vice President Advanced Metals Operations and Premium Alloys Operations	General Retirement Plan (GRP) (2)	29.00	$967,437	$0
	Benefit Equalization Plan (BEP) (3)	29.00	$4,543,520	$0
	Supplemental Retirement Plan for Executives (SRP) (4)	29.00	$145,626	$0

Hanley, T. Kathleen former Senior Vice President Organization Effectiveness/ Strategy/Corporate Staffs	General Retirement Plan (GRP) (2)	2.83	$0	$0
	Benefit Equalization Plan (BEP) (3)	2.83	$0	$0
	Supplemental Retirement Plan for Executives (SRP) (4)	2.83	$0	$0

(1)	The amounts in this column are actuarial present values of the applicable plan accumulated benefits using the same assumptions used for financial reporting purposes described in Note 11 to Carpenter’s financial statements and further assuming that each Named Executive Officer retires on his or her earliest possible retirement date. Benefit values for Mr. Pratt are $0 since he was not a participant in any of the Company’s pension plans. Benefit values for Ms. Stevens and Ms. Hanley as of June 30, 2010, are $0 since these participants were not vested in their pension plan benefits when they terminated employment. The projected age of each Named Executive Officer’s earliest retirement date is as follows: Mr. Shor – 52 and Mr. Ralph – 62. Assumptions regarding the value of survivor benefits are that 80% of executives are married, wives are three years younger than husbands, and Mr. Shor is entitled to a Surviving Spouse Benefit for his spouse. Though all amounts in this column are presented as lump sum present values, only the benefit payable under the GRP is actually payable in the form of a lump sum and only when the executive is eligible for a monthly GRP annuity in the month following separation. None of the Named Executive Officers are currently eligible for a lump sum payment under the GRP.
(2)	The GRP is a tax-qualified defined benefit pension plan provided to a broad group of employees; it is described in greater detail elsewhere in the following subsection. The benefit values include additional accrued benefits for certain employees who participate in non-qualified plans. Such benefits are limited by non-discrimination testing and regulatory limits. The GRP is amended from time to time to incorporate these additional accrued benefits. Once moved into the GRP, these additional benefits are no longer payable as non-qualified benefits.

(3)	The BEP restores benefits that would otherwise be payable under the GRP except for the limitation by the Internal Revenue Code of 1986, as amended, upon the annual benefit that may be paid under qualified plans. Benefits under the applicable plan or plans are generally paid in the form of an annuity.
(4)

Carpenter’s SRP provides a benefit in excess of benefits payable under the GRP, Carpenter’s other non-qualified pension plans and Social Security. The benefit under the SRP is calculated similarly to the GRP except that the SRP benefit (in conjunction with the benefit plans it supplements) is limited to 60% of average compensation plus  1/4% for each year of service over 30. Benefits under the applicable plan or plans are generally paid in the form of an annuity.

Tax-Qualified Defined Benefit Pension Plan

Participation

During fiscal year 2010, all of the Named Executive Officers, except for Mr. Pratt, were eligible to participate in the tax-qualified GRP.

GRP Calculation

Retirement benefits pursuant to the GRP are calculated using a formula that takes into account a participant’s years of credited service and average compensation during the five highest 12-month calculation periods that occur during the last 240 full calendar months of employment. Average compensation includes cash bonuses, but excludes income attributable to equity-based compensation. These retirement benefits are subject to certain limitations under the Internal Revenue Code relating to the maximum amount of compensation that may be taken into account under a tax-qualified plan and relating to the maximum annual benefit that may be paid to any participant by such a plan.

GRP Payment to Executive

All payments to a participant or any beneficiary pursuant to the GRP are conditioned upon the circumstances surrounding the participant’s separation from employment, which dictate whether the participant is entitled to an annuity payable beginning in the month immediately following separation (an “immediate annuity”) or an annuity payable beginning at a later date (a “deferred annuity”), and whether or not the immediate annuity, if applicable, will be reduced to account for the participant’s age at the commencement of the annuity. An unreduced immediate annuity is referred to as a “full pension.”

Full Pension: A participant is entitled to a full pension if (i) he or she separates from employment at or after age 65 having provided at least five years of service, (ii) he or she retires at any age with at least 30 years of service, or (iii) he or she retires at age 62 with at least 10 years of service. A full pension is also available based upon permanent disability if the participant has provided at least 15 years of service to the Company, or upon the consent of the Plan Committee, where retirement of the participant is determined to be in the Company’s interest and the participant’s age plus service equals one of the following totals:

Employee’s Age	Employee’s Service	Age + Service =
Under 55	At least 20 years	65 but not 80
Under 55	At least 15 years	At least 80
55 but not 62	At least 15 years	At least 70

Early Pension (payable immediately with age discount): Early retirement is available at age 55 after at least 10 years of service (with the benefit amount otherwise payable at age 65 discounted to account for the time during which benefits are paid prior to the participant reaching age 62) or at age 60 after at least five years of service (with the benefit amount otherwise payable at age 65 discounted for the time during which benefits are paid prior to the participant reaching age 65).

Deferred Vested Pension: A participant with a vested pension who separates from service without being eligible for an immediate annuity does not attain any of the foregoing and is entitled to receive a deferred vested pension that is generally payable without discount at age 65 (or at age 62 if the participant terminated employment after at least 15 years of service). A participant with a deferred vested pension who terminates employment prior to age 55 after at least 10 years of employment may elect to have a discounted benefit commence at age 55 in lieu of a benefit commencing at age 65. A participant with a deferred vested pension who terminates employment prior to age 55 with less than 10 years of employment may elect to have a discounted benefit commence at age 60 in lieu of a benefit commencing at age 65.

Form of GRP Payments

Benefits collected pursuant to the GRP are typically paid as a monthly annuity for either the life of the employee, or the joint lives of the employee and beneficiary. A participant may elect a lump sum payment when the monthly annuity would be otherwise payable in the month following separation.

Non-Qualified Defined Benefit Pension Plans

Participation

During fiscal year 2010, all of the Named Executive Officers, except for Mr. Pratt, participated in the non-qualified SRP and up to three other non-qualified retirement plans that restore various payments that are restricted under the GRP.

SRP Calculation

The SRP pays a retirement benefit that normally supplements payments from the GRP, Social Security and all non-qualified defined benefit plans of the Company. The retirement benefit under the SRP is calculated similarly to the retirement benefit under the GRP, with three exceptions: (i) “compensation” for purposes of the SRP includes certain items of remuneration that are not included in “compensation” for purposes of the GRP; (ii) the SRP does not incorporate limitations on the amount of compensation taken into account under the GRP; and (iii) the SRP benefit is limited so that the sum of the participant’s GRP benefit, Primary Social Security Benefit Amount, and non-contributory benefits from all non-qualified deferred compensation plans sponsored by the Company, plus any SRP benefit amount, cannot exceed 60% of a participant’s average compensation plus  1/4% for each year of service over 30 years.

Other Non-Qualified Plan Calculations

In addition to the SRP, the Company has three non-qualified plans that restore benefits that (i) would have been payable under the GRP but for Internal Revenue Service (“IRS”) limits on the amount of compensation payable under a tax-qualified plan, or (ii) are lost under the GRP due to voluntary deferrals under Carpenter’s non-qualified Deferred Compensation Plan for Officers and Key Employees (“NQDCP”). The EAP restores benefits not paid under the GRP because of limitations on the amount of compensation that may be considered under a tax-qualified plan ($245,000 in both 2010 and 2009). The BEP restores benefits not paid under the GRP because of limitations on annual benefits that may be paid from a tax-qualified plan ($195,000 in both 2010 and 2009). The OSRP restores benefits not paid under the GRP due to voluntary deferrals under the NQDCP.

Non-Qualified Payments to Executive

All non-qualified payments to an executive or any beneficiary of an executive are conditioned upon the participant’s separation of employment or (in some instances) on the occurrence of a change in control. The following paragraphs describe the eligibility and commencement timing for benefits under the SRP.

Full Pension: A participant is entitled to a full pension if (i) he or she separates from employment at or after age 62 after at least five years of service; or (ii) he or she retires at any age after at least 30 years of service. Such full pension is payable on or about the first day of the month following separation from employment.

Early Pension (payable immediately with age discount): A participant with a vested pension who separates from employment is eligible for an immediate annuity so long as the participant meets the following requirements: (i) attainment of age 55, having provided at least 10 years but fewer than 30 years of service; or (ii) attainment of age 60 having provided fewer than 10 years of service. The benefit that is payable is the benefit amount otherwise payable at age 62 discounted to account for the time during which benefits are paid prior to the participant reaching age 62. A disabled participant may commence receipt of early pension payments pursuant to the SRP at any age.

Deferred Vested Pension: A participant with a vested pension who separates from employment without being eligible for an immediate annuity as described above is entitled to a deferred vested pension, payable beginning in the first month following the participant’s attainment of age 55 (if the participant provided at least 10 years of service) or age 60 (if the participant provided fewer than 10 years of service). The amount of a deferred vested pension under the SRP is subject to a discount to account for the time during which benefits are paid prior to the participant reaching age 62.

With respect to all of the non-qualified plans, payment of benefit amounts for Specified Employees, as defined under Internal Revenue Code Section 409A, are subject to a six-month delay from date of separation from employment.

Form of Non-Qualified Pension Payments

Except when benefits become payable because of a change in control, the SRP pays a 15-year certain benefit to the executive or applicable beneficiary. Benefits under the other non-qualified defined benefit plans are generally paid in the form of an annuity. Participants may not elect a lump sum payment under any of the non-qualified defined benefit plans, although benefits are paid as a lump sum under the non-qualified plans if they become payable because of a change in control.

Eligibility of Named Executive Officers at June 30, 2010

Ms. Stevens and Ms. Hanley were not eligible for any Non-Qualified Defined Benefit Pension Plans at the time of their termination. Mr. Shor is eligible for an Early Pension with the consent of the Plan Committee. No other Named Executive Officer is yet eligible for a Full Pension or Early Pension.

Non-Qualified Defined Contribution Plan for Officers and Key Employees

Under the NQDCP, a participant may defer an additional amount (beyond the amount deferred under a tax-qualified defined contribution), not to exceed 35% of base salary, plus all or a portion of bonuses earned under the EBCP. Under the NQDCP, the account established for a participant was credited for fiscal year 2010 with an employer contribution equal to 3% of the portion of a participant’s base salary from July 1, 2009 to August 6, 2009 and 2% for the remainder of the fiscal year that exceeds the limitations set by the IRS on compensation that may be taken into account under the Savings Plan ($245,000 in both 2010 and 2009) and such amounts vest immediately.

A participant’s NQDCP account has the same investment options as those available under the Savings Plan, except that the NQDCP does not include the Standish Mellon Stable Value Fund or Carpenter stock investment options. While the NQDCP is intended to be an unfunded plan, benefits under the NQDCP may be payable from a trust established by the Company to assist in meeting the obligations of the NQDCP at stated times or on the occurrence of stated events, and a participant may elect distribution in a lump sum or annual installments (over either 10 or 15 years).

Fiscal Year 2010 Non-Qualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year (1) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Pratt, Gregory A. Chairman and former interim President and Chief Executive Officer	$0	$0	$0	$0	$0

Stevens, Anne L. former Chairman, President and Chief Executive Officer	$0	$8,490	$6,548	($66,548)	$0

Ralph, K. Douglas Senior Vice President and Chief Financial Officer	$0	$2,778	$731	$0	$9,016

Shor, Michael L. Executive Vice President Advanced Metals Operations and Premium Alloys Operations	$0	$3,140	$4,039	$0	$36,790

Hanley, T. Kathleen former Senior Vice President Organization Effectiveness/ Strategy/Corporate Staffs	$0	$1,885	$15,667	($62,483)	$0

(1)	Reflects the fiscal year 2010 Company contribution to the NQDCP, which amount is also included in column (i) of the Summary Compensation Table. Contribution value for Mr. Pratt is $0 since he was not a participant in the Company’s NQDCP.

Tax-Qualified Defined Contribution Pension Plan

Under the Company’s tax-qualified 401(k) plan (the “Savings Plan”), the account of every eligible participant is credited annually with an employer contribution of 3% of base salary (subject to IRS limits on the maximum compensation that may be taken into account for this purpose) for production and maintenance employees and 3% of base salary from July 1, 2009 to August 6, 2009 and 2% for the remainder of the fiscal year for salaried employees. In addition, an eligible participant may contribute to his or her plan account up to an additional 35% of base salary (subject to the same IRS limit on maximum compensation that can be taken into account for such purposes). Participant contributions during a calendar year may not exceed an annual limit, which for 2010 is $16,500, unless the participant is or will become age 50 or older during such calendar year, in which event the annual limit is $21,500. The Savings Plan allows for immediate participation by all eligible employees and immediate vesting of all contributions. There are no matching contributions.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

The table presented in this section illustrates the benefits that would be payable to each of Messrs. Pratt, Ralph and Shor in connection with a hypothetical termination of employment or change in control on the last day of our most recently completed fiscal year. As otherwise disclosed in the “Compensation Discussion and Analysis – Severance and Employment Arrangements” section of this Proxy Statement, Ms. Stevens and Ms. Hanley separated from service from the Company prior to the end of fiscal year 2010 and are therefore omitted from the table presented in this section. Their actual severance benefits are described following the table.

The table reflects that the Company’s Stock-Based Incentive Compensation Plan provides, upon a change in control, for the waiver of performance and vesting conditions otherwise applicable to outstanding equity awards. For this purpose, “change in control” includes (i) acquisition by a person or group, during any time period, of more than 50% of the Company’s outstanding common stock; (ii) acquisition by a person or group, during any 12 month period, of stock representing more than 35% of the combined voting power of the Company’s then outstanding securities; (iii) change in the composition of the majority of the Board without the approval of the incumbent directors; or (iv) sale of 50% or more of the Company’s assets.

The table also reflects that the Company has entered into Special Severance Agreements with Messrs. Ralph and Shor. Each of these agreements, in effect, converts into a three-year employment agreement for the executive only upon the occurrence of a “change in control” of the Company. For purposes of the Special Severance Agreement, “change in control” includes (i) acquisition by a person or group of more than 20% of the Company’s outstanding common stock or more than 20% of the combined voting power of the Company’s then outstanding securities; (ii) change in the composition of the majority of the Board without the approval of the incumbent directors; (iii) certain mergers, sales of assets or similar transactions where the Company’s stockholders, determined immediately before the transaction, do not control the surviving entity; or (iv) stockholder approval of a liquidation or dissolution of the Company.

Following a “change in control” under the Special Severance Agreement, if an executive’s employment is terminated without cause or the executive resigns with good reason, in addition to any other rights or benefits to which the executive is entitled in the ordinary course, the executive will receive (i) a pro-rata target annual bonus for the year of termination; (ii) a lump sum severance payment equal to three times the sum of his or her base salary plus target annual bonus; (iii) an additional lump sum payment equal to the excess of the present value of the pension benefit the executive would have been entitled to receive had he or she remained employed for three additional years over the present value of his or her actual pension benefit; (iv) three years of continued welfare and fringe benefits; (v) executive outplacement services; (vi) a tax gross-up payment to insulate the executive from the impact of golden parachute excise taxes; and (vii) reimbursement of any reasonable legal fees incurred to enforce the agreement. The original term of each Special Severance Agreement is three years, and the term is automatically extended on each one-year anniversary date to again become three years from such anniversary date, unless the executive receives written notice from the Company sixty days prior to any such anniversary date that such term will not be extended.

The table also reflects, in the case of Mr. Ralph, the separate written arrangement relating to his employment, which is summarized in the “Compensation Discussion and Analysis – Severance and Employment Arrangements” section of this Proxy Statement.

As summarized in the “Compensation Discussion and Analysis – Severance and Employment Arrangements” section of this Proxy Statement, on June 29, 2010, the Board of Directors approved an Executive Severance Plan, effective July 1, 2010. The table presented at the end of this section does not reflect the Company’s new severance plan because the plan was not effective before June 30, 2010.

The table does not include benefits that are generally available to salaried employees on a non-discriminatory basis. The table in all cases assumes the termination event occured on June 30, 2010 and values equity awards based on the per share closing price of the Company’s common stock on that date ($32.83). This table is intended only for illustrative purposes; the rights and benefits due to any executive upon an actual termination of employment or change in control can only be determined at the time of such event, based on circumstances then existing and arrangements then in effect.

Fiscal Year 2010 Potential Payments Upon Termination or Change in Control Table

Named Executive	Benefit	Before Change in Control Retirement Resignation (1)	Before Change in Control Termination for Cause (1)	Before Change in Control Death or Disability (1)	Before Change in Control Other Termination or Resignation for Good Reason (1)	After Change in Control (2) Other Termination or Resignation for Good Reason
Pratt, Gregory A. Chairman and former interim President and Chief Executive Officer	Restricted Stock Unit Award (10/29/09) (6)	$0	$0	$81,977	$0	$81,123
	Restricted Stock Unit Award (10/29/09) (6)	$0	$0	$67,072	$0	$66,382
	Stock Option Award (10/29/09) (7)	$0	$0	$0	$0	$901,494
	Stock Option Award (10/29/09) (7)	$0	$0	$0	$0	$282,392
	Stock Option Award (10/29/09) (7)	$0	$0	$0	$0	$16,912
	Performance Share Award (06/30/10) (6)	$0	$0	$1,769,865	$0	$1,769,865

Ralph, K. Douglas Senior Vice President and Chief Financial Officer	Benefit Equalization Plan (BEP) (3) (4)	$0	$0	$0	$0	$0
	Supplemental Retirement Plan (SRP) (4) (5)	$0	$0	$0	$0	$0
	Stock Option Award (6/30/08) (6)	$0	$0	$0	$0	$0
	Stock Option Award (07/29/09) (7)	$0	$0	$0	$0	$526,029
	Restricted Stock Award (07/09/07) (6)	$0	$0	$164,150	$164,150	$164,150
	Restricted Stock Award (06/30/08) (6)	$0	$0	$147,735	$0	$147,735
	Restricted Stock Unit Award (07/29/09) (6)	$0	$0	$572,884	$0	$572,884
	Restricted Stock Unit Award (01/19/10) (6)	$0	$0	$906,174	$0	$906,174
	Performance Share Award (06/30/10) (6)	$0	$0	$398,031	$0	$398,031
	Executive Bonus Compensation Plan (EBCP)	$420,129	$420,129	$420,129	$420,129	$420,129
	Severance - Employment Agreement (8)	$0	$0	$0	$399,000	$0

	Severance - Change in Control Agreement (9)	$0	$0	$0	$0	$3,115,236
	Tax gross-up (10)	$0	$0	$0	$0	$1,525,483
	Fringe Benefits (11)	$0	$0	$0	$0	$48,500
	Benefit Coverage (12)	$0	$0	$0	$14,946	$44,838

Shor, Michael L. Executive Vice President Advanced Metals Operations & Premium Alloys Operations	Benefit Equalization Plan (BEP) (3) (4)	$1,240,761	$1,240,761	$1,240,761	$1,240,761	$1,240,761
	Supplemental Retirement Plan (SRP) (4) (5)	$93,335	$93,335	$93,335	$93,335	$93,335
	Stock Option Award (6/30/08) (6)	$0	$0	$0	$0	$0
	Stock Option Award (07/29/09) (7)	$0	$0	$0	$0	$709,013
	Restricted Stock Award (07/23/07) (6)	$0	$0	$98,490	$0	$98,490
	Restricted Stock Award (06/30/08) (6)	$0	$0	$198,622	$0	$198,622
	Restricted Stock Unit Award (07/29/09) (6)	$0	$0	$771,505	$0	$771,505
	Performance Share Award (06/30/10) (6)	$0	$0	$536,869	$0	$536,869
	Executive Bonus Compensation Plan (EBCP)	$428,611	$428,611	$428,611	$428,611	$428,611

	Severance - Change in Control Agreement (9)	$0	$0	$0	$0	$6,512,455
	Tax gross-up (10)	$0	$0	$0	$0	$0
	Fringe Benefits (11)	$0	$0	$0	$0	$48,500
	Benefit Coverage (12)	$0	$0	$0	$0	$195,258

(1)	Mr. Shor is the only active executive officer who has vested rights to these benefits and will be entitled to payments at some future date.
(2)	Values above the dotted line are attained at the time of a change in control with or without termination of employment. Values below the dotted line require a change in control and a subsequent severance event.
(3)	Mr. Shor is the only active executive who has vested rights to these benefits. This amount is presented in a lump sum present value, although BEP benefits may only be paid in some form (single-life or joint-lives) of monthly annuity at some future date.

(4)	Values of retirement benefit amounts were computed using the same assumptions used for financial statements reporting purposes described in Note 11 to the financial statements contained in Carpenter’s 2010 Annual Report on Form 10-K filed with the SEC on August 20, 2010.
(5)	Mr. Shor is the only active executive who has vested rights to these benefits. This amount is presented in a lump sum present value, although SRP benefits may only be paid as a monthly annuity over a 15-year certain period commencing on some future date.
(6)	The stock value after a change in control is based on the terms of the Executive Stock Plan and would result from immediate vesting following the change in control. Before a change in control, all executives will receive this stock value following separation from service due to death or disability. The value of stock option acceleration is reflected as the option spread of the award as of year end. A $0 value indicates that the fair value price on June 30, 2010 ($32.83) is less than the grant date fair value.
(7)	These options are only exercisable in the event of a change in control as per the terms of the Executive Stock Plan.
(8)	Mr. Ralph has a separate written severance arrangement with the Company. If Mr. Ralph is terminated by the Company for other than cause or he resigns with good reason, he will receive (i) one year of base salary; (ii) one year continuation of insurance benefits; and (iii) vesting of the 5,000 shares of restricted stock awarded to him upon commencement of his employment.
(9)	In the event of a change in control, total value of the severance package consists of three times base salary plus three times annual cash (EBCP) target bonus, as well as the additional value of pension benefits attributable to full vesting and an additional three years of service credit. The values are as follows:

Named Executive	Base Salary and Bonus	Pension Benefits	Total
K. Douglas Ralph	$2,154,600	$960,636	$3,115,236
Michael L. Shor	$2,198,102	$4,314,353	$6,512,455

(10)	In addition to the assumed payment of the potentially applicable 20% federal excise tax rate, the following rates were assumed for purposes of this calculation: Social Security/Medicare = 1.45%, Pennsylvania income tax = 3.07%, Municipal tax rate = 1% and Federal tax rate = 35% (effective rate = 34.2755%).
(11)	Fringe benefits (perquisites) are assumed as follows: outplacement services for one year at a maximum amount of $20,000; annual financial and tax planning services and tax filing services for three years at annual maximum amounts of $8,000 and $1,500, respectively.
(12)	The value of benefits is determined by deducting the amount of any current premium for the benefit from the current actuarial cost. It is assumed that the executive will elect the maximum coverage to which he is entitled. Actual costs will differ depending upon the executive’s election and the future cost of benefits. For Mr. Shor, this amount includes the actuarial present value of retiree medical and life insurance.

Actual Separation Benefits – Ms. Stevens and Ms. Hanley

In connection with her separation, Ms. Stevens is receiving the following severance benefits: one year’s base salary continuation ($876,000) and one year’s continuation of group health, life and AD&D insurance benefits (est. $10,810). In addition, following the end of fiscal year 2010, the Company entered into a Supplemental Separation Pay Agreement with Ms. Stevens that provides for an additional lump sum payment ($1,760,000) and additional continued health insurance benefits (est. $9,306).

In connection with her separation, Ms. Hanley is receiving the following severance benefits: one year’s base salary continuation ($387,486), one year’s continuation of group health insurance benefits (est. $9,732), vesting of 4,000 shares of otherwise restricted stock ($89,080, as of the date of vesting) and payment for the cost of an executive outplacement program ($20,000 maximum).

AUDIT/FINANCE COMMITTEE REPORT

The Audit/Finance Committee is comprised of three members, each of whom has been determined by the Board to be an Independent Director under applicable rules or other requirements of the NYSE and the SEC with respect to qualification of members of an audit committee. Each member is financially literate as required by NYSE standards, and Messrs. Inglis and McMaster qualify as an “audit committee financial expert” under applicable SEC standards. The Audit/Finance Committee functions pursuant to a written charter that was adopted, and is reviewed annually, by the Board. A copy of the charter is posted on Carpenter’s website at www.cartech.com.

The Audit/Finance Committee is charged with a number of responsibilities, including appointing the independent registered public accounting firm to be retained to audit Carpenter’s consolidated financial statements and recommending to the Board with respect to the inclusion of such financial statements in the Company’s Annual Report on Form 10-K. The Audit/Finance Committee is also responsible for approving any non-audit services to be provided by the independent registered public accounting firm, and more generally for reviewing the adequacy of Carpenter’s financial reporting and internal controls over financial reporting, the integrity of the financial statements of the Company, and the independence and performance of Carpenter’s independent registered public accounting firm.

Management is primarily responsible for the preparation, presentation and integrity of Carpenter’s financial statements; establishing, maintaining and evaluating the effectiveness of disclosure controls and procedures; establishing, maintaining and evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of Carpenter’s financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of Carpenter’s internal control over financial reporting.

In discharging its responsibilities, the Audit/Finance Committee reviewed and discussed with management and Carpenter’s independent registered public accounting firm, PricewaterhouseCoopers LLP, Carpenter’s audited financial statements for fiscal year 2010, and the financial schedule thereto, and the report of PricewaterhouseCoopers LLP thereon. The Committee also discussed other matters with PricewaterhouseCoopers LLP such as the quality (in addition to acceptability), clarity, consistency, and completeness of Carpenter’s financial reporting, as required by U.S. Auditing Standards Section AU380, Communication with Audit Committees.

The Audit/Finance Committee met with management periodically during fiscal year 2010 to consider the adequacy of Carpenter’s internal controls, and discussed these matters and the overall scope and plans for the audit with PricewaterhouseCoopers LLP. The Audit/Finance Committee also discussed with senior management and PricewaterhouseCoopers LLP Carpenter’s disclosure controls and procedures and the certifications by Carpenter’s Chief Executive Officer and Chief Financial Officer, pursuant to applicable requirements of the SEC under the Sarbanes-Oxley Act of 2002. In particular, the Audit/Finance Committee was kept apprised by senior management of the progress of the evaluation of Carpenter’s system of internal control over financial reporting and provided oversight and advice to management during the process. In connection with such oversight, the Audit/Finance Committee received periodic updates provided by senior management and PricewaterhouseCoopers LLP at several meetings during the year. At the conclusion of the process, senior management provided the Audit/Finance Committee with, and the Audit/Finance Committee reviewed, a report on the effectiveness of Carpenter’s internal control over financial reporting. The Audit/Finance Committee also reviewed the report of PricewaterhouseCoopers LLP on Carpenter’s internal control over financial reporting.

The Audit/Finance Committee has considered the compatibility of the provision of non-audit services with the independent registered public accounting firm’s maintenance of independence and has received from PricewaterhouseCoopers LLP written disclosures and a letter concerning the firm’s independence from Carpenter, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. These disclosures have been reviewed by the Audit/Finance Committee and discussed with PricewaterhouseCoopers LLP.

Based on the reviews and discussions described in this report, the Audit/Finance Committee has recommended to the Board that Carpenter’s audited consolidated financial statements be included in Carpenter’s 2010 Annual Report on Form 10-K for filing with the SEC.

This report is respectfully submitted by the Audit/Finance Committee of the Board of Directors.

I. Martin Inglis, Chair	Peter N. Stephans
Robert R. McMaster

PROPOSAL NO. 2

APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit/Finance Committee, acting pursuant to delegated authority in its charter from the Board of Directors, has selected PricewaterhouseCoopers LLP (“PwC”), subject to approval by the stockholders at the Annual Meeting, to be appointed by the Company to serve as its independent registered public accounting firm for fiscal year 2011. In such capacity, PwC would be engaged to audit and report upon the Company’s financial statements and the Company’s internal controls over financial reporting for the fiscal year 2011. PwC, or one of its predecessor firms, has served as the independent registered public accounting firm of Carpenter since 1918. The Audit/Finance Committee and the Board of Directors believe PwC is well qualified to act in this capacity.

THE BOARD OF DIRECTORS AND ITS AUDIT/FINANCE COMMITTEE RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

A representative of PwC is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed by PwC for professional services rendered for the annual audit of the Company’s consolidated financial statements and internal controls over financial reporting for the fiscal year 2010, the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and audit and attestation services related to statutory or regulatory filings required by certain foreign locations, were $910,050 compared to $985,800 for fiscal year 2009.

Audit-Related Fees

PwC billed $5,000 in audit-related fees in fiscal year 2010 compared to $0 in fiscal year 2009. In fiscal year 2010, these fees are related to assistance with initial assessment of the impact of International Financial Reporting Standards.

Tax Fees

The aggregate fees billed by PwC for tax services were $474,333 for fiscal year 2010, compared to $565,000 in fiscal year 2009. Fees in fiscal year 2010 were primarily for domestic and international tax compliance services and other tax projects.

All Other Fees

It is the practice of the Audit/Finance Committee to pre-approve all other services provided to Carpenter by its independent registered public accounting firm in accordance with applicable legal requirements. For the fiscal year 2010, the Audit/Finance Committee approved all other services provided to Carpenter by PwC totaling $27,755 compared to $32,500 for fiscal year 2009. These services included accounting related studies and subscriptions to certain PwC reference tools.

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those set forth in this Proxy Statement. If any other business is properly brought before the Annual Meeting or any postponement or adjournment thereof, it is the intention of the proxy holders to vote on the proxy on such business in accordance with their judgment.

Some banks, brokers and other nominee record holders may follow the practice of sending only one copy of Carpenter’s Proxy Statement to multiple stockholders in a household. Carpenter will promptly deliver a separate copy of the document to you if you request one by writing or calling as follows: Corporate Secretary at Carpenter Technology Corporation, P.O. Box 14662, Reading, PA 19612-4662, telephone 610-208-2601. If you want to receive separate copies of the Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

UPON REQUEST OF ANY STOCKHOLDER, A COPY OF CARPENTER’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2010, INCLUDING A LIST OF THE EXHIBITS THERETO, MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO CARPENTER’S CORPORATE SECRETARY AT CARPENTER TECHNOLOGY CORPORATION, P.O. BOX 14662, READING, PA 19612-4662.

By order of the Board of Directors,

William A. Wulfsohn
President and Chief Executive Officer

CARPENTER TECHNOLOGY CORPORATION P.O. BOX 14662 101 WEST BERN STREET

READING, PA 19612-4662

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Carpenter Technology Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Carpenter Technology Corporation, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M26688-P00846

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

CARPENTER TECHNOLOGY CORPORATION

The Board of Directors recommends a vote FOR all nominees and FOR Proposal 2.

Election of Directors

1. Nominees – Terms to Expire 2013:

01) I. Martin Inglis 02) Peter N. Stephans 03) Kathryn C. Turner 04) Stephen M. Ward, Jr.

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposal

2. Approval of PricewaterhouseCoopers LLP as the independent registered public accounting firm.

For

Against

Abstain

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of the nominees for directors and FOR Proposal 2.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

For address changes and/or comments, please check this box and write them on the back where indicated.

Please indicate if you plan to attend this meeting.

Yes

No

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners)

Date

ADMISSION TICKET

ANNUAL MEETING OF

STOCKHOLDERS OF CARPENTER TECHNOLOGY CORPORATION MONDAY, OCTOBER 11, 2010 - 11:00 AM

FOUR SEASONS HOTEL ONE LOGAN SQUARE

PHILADELPHIA, PENNSYLVANIA

AGENDA

Election of four directors.

Approve the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Carpenter for the fiscal year ending June 30, 2011.

Transact such other business as may properly come before the meeting.

It is important that the shares are represented at this meeting, whether or not you attend the meeting in person. To make sure the shares are represented, we urge you to complete and mail the proxy card on the reverse side.

If you plan to attend the 2010 Annual Meeting of Stockholders, please mark the appropriate box on the proxy card on the reverse side. Present this admission ticket to the Carpenter Technology Corporation representative.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M26689-P00846

CARPENTER TECHNOLOGY CORPORATION Annual Meeting of Stockholders October 11, 2010 11:00 AM

This proxy is solicited by the Board of Directors

The undersigned stockholder of Carpenter Technology Corporation appoints WILLIAM A. WULFSOHN and K. DOUGLAS RALPH, or either of them, proxies with full power of substitution, to vote all shares of stock which the stockholder would be entitled to vote if present at the Annual Meeting of Stockholders of CARPENTER TECHNOLOGY CORPORATION and at any adjournments thereof. The meeting will be held at the Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania, on Monday, October 11, 2010, at 11:00 a.m. local time. Said proxies are hereby granted all powers the stockholder would possess if present. The stockholder hereby revokes any proxies previously given with respect to such meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL OF THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2, AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side